Exhibit 2.1

Execution Version

CONFIDENTIAL

STOCK PURCHASE and REDEMPTION AGREEMENT

among

COUNTRYWIDE HARDWARE, INC.,

NATIONWIDE INDUSTRIES, INC.,

P&F INDUSTRIES, INC.

and

ARGOSY NWI HOLDINGS, LLC

dated as of

February 11, 2016

Exhibits

Exhibit A	Trident Insurance Policies
Exhibit B	Extinguished Debt
Exhibit C	Seller’s Wire Instructions
Exhibit D	Company Deposit and Merchant Services Accounts

Execution Version

STOCK PURCHASE AND REDEMPTION AGREEMENT

STOCK PURCHASE AND REDMPTION AGREEMENT dated as of February 11, 2016 (this “Agreement”), is entered into among COUNTRYWIDE HARDWARE, INC., a Delaware corporation (“Seller”), NATIONWIDE INDUSTRIES, INC., a Florida corporation (“Company”), P&F INDUSTRIES, INC., a Delaware corporation (“Parent”) (for purposes of Sections 5.02, 5.05, 5.09, 5.13, 5.14 and 6.08 only), and ARGOSY NWI HOLDINGS, LLC, a Delaware limited liability company (“Buyer”).

RECITALS

WHEREAS, Seller owns seventy (70) shares of the issued and outstanding shares of common stock, par value One Dollar ($1.00) per share (the “Redeemed Shares”) of NATIONWIDE INDUSTRIES, INC., a Florida corporation (the “Company”), which immediately prior to the Transactions constituted all of the issued and outstanding shares of the Company,;

WHEREAS, the Company wishes to issue to Buyer, and Buyer wishes to purchase from the Company, thirty (30) shares of the common stock of the Company, par value One Dollar ($1.00) per share (the “Purchased Shares”), subject to the terms and conditions set forth herein;

WHEREAS, simultaneously with the purchase of the Purchased Shares by the Buyer, the Company will redeem from Seller, and Seller will sell to the Company, the Redeemed Shares in exchange for the consideration set forth in Article II, and

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I
Definitions

The following terms have the meanings specified or referred to in this Article I:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Group” means any affiliated group within the meaning of the Code Section 1504(a) or any similar group defined under a similar provision of federal, state, local or foreign Law.

“Agreement” has the meaning set forth in the preamble.

“Balance Sheet” has the meaning set forth in Section 3.06.

“Basket” has the meaning set forth in Section 7.04(a).

“Benefit Plan” has the meaning set forth in Section 3.21(a).

“Broker” has the meaning set forth in Section 5.13(b).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in the State of New York are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnitees” has the meaning set forth in Section 7.02.

“Capital One Lien” means the Encumbrances ( which are being satisfied and released as to the Company at Closing) created by and pursuant to that certain Amended and Restated Loan and Security Agreement, dated as of August 13, 2014 by and among Seller, the Company, P&F Industries, Inc., ATSCO Holdings Corp., Florida Pneumatic Manufacturing Corporation, Hy-Tech Machine, Inc., Continental Tool Group, Inc., Embassy Industries, Inc., Exhaust Technologies, Inc., Green Manufacturing, Inc., Pacific Stair Products, Inc., WILP Holdings, Inc., Woodmark International, L.P., and Capital One Business Credit Corporation, as lender and agent.

“Cash” means, as of a specified date, (a) all cash and cash equivalents (including marketable securities and short-term investments) of the Company as of such date, less (b) the amount of outstanding checks written, and electronic transfers initiated, on the accounts of the Company that have not yet cleared as of such date.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. §§ 9601 et seq.

“Closing” has the meaning set forth in Section 2.07.

“Closing Cash” means the amount of Cash as of the Effective Time (determined on a pro forma basis as though the Transactions and the Credit Transactions were not consummated) not to exceed $500,000.

“Closing Date” has the meaning set forth in Section 2.07.

“Closing Transaction Expenses” has the meaning set forth in Section 2.02(b).

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“Closing Working Capital” means: (a) the Current Assets of the Company, less (b) the Current Liabilities of the Company, determined as of the Effective Time (determined on a pro forma basis as though the Transactions and the Credit Transactions were not consummated; provided, however, that assets, liabilities, gains, losses, revenues, and expenses in interim periods or as of dates other than year-end (which normally are determined through the application of so-called interim accounting conventions or procedures) shall be determined, for purposes of preparing the Draft Closing Statement, through full application of the procedures used in preparing the Historical Financial Statements.

“COBRA” has the meaning set forth in Section 3.21(e).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company Accounts” has the meaning set forth in Section 2.08(c)(x).

“Company Continuing Employee” means each Employee who remains employed by the Company immediately after the Closing.

“Company Licensed Intellectual Property” means exclusive or non-exclusive rights or interests in Intellectual Property owned by a third party and licensed to Company.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Credit Facilities” means, collectively, (i) the credit facility evidenced by that certain Credit Agreement among the Company, Buyer and TCF Capital Funding Division of TCF National Bank and (ii) the credit facility evidenced by that certain Note Purchase Agreement among the Company, Buyer, Argosy Investment Partners V, L.P. and the other noteholders party thereto, each dated as of the date hereof.

“Credit Transactions” means the transactions described in or contemplated by the documents memorializing the Credit Facilities.

“Current Assets” means (a) accounts receivable (net of (i) the appropriate allowances for doubtful accounts and, without duplication, (ii) any accounts receivable that have not been received with 120 days of the applicable invoice date), (b) Inventory (net of the appropriate reserves for obsolete, damaged, defective or slow-moving Inventory), (c) prepaid expenses and (d) other current assets that are customarily included in the Company’s “Other Current Assets” line items on its Historical Financial Statements, but excluding (x) receivables from any of the Company’s Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates and (y) Tax assets, in each case, as determined in accordance with GAAP, and to the extent not inconsistent therewith, using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Historical Financial Statements; provided; however, that Current Assets shall not include any Intercompany Payables & Receivables.

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“Current Liabilities” means (a) accounts payable, (b) deferred revenue, customer deposits, customer overpayments or rebates owed to customers, if any, (c) accrued, but unpaid payroll, (d) any accrued but unpaid bonuses for 2016 and any prior years (provided that Buyer and Seller agree that $27,000 shall be treated as the accrual for the 2016 bonuses), and (e) other Liabilities that are customarily included in the Company’s “Other Accrued Liabilities” line item on its Historical Financial Statements, including property Taxes, freight expenses and trade show expenses (excluding in all cases any profit sharing plan accruals, , any Indebtedness, including the current portion thereof, any Transaction Expenses and any deferred Tax Liability), in each case, as determined in accordance with GAAP, and to the extent not inconsistent therewith, using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Historical Financial Statements; provided; however, that Current Liabilities shall not include any Intercompany Payables & Receivables.

“Daroth” means Daroth Capital Advisors LLC.

“Data Room” means the electronic documentation site established by Daroth using the Citrix ShareFile platform on behalf of Seller.

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Dollars or $” means the lawful currency of the United States.

“Draft Closing Statement” has the meaning set forth in Section 2.03(c).

“Effective Time” means 11:59 pm Eastern Time on the Closing Date.

“Employees” means those Persons employed by the Company immediately prior to the Closing.

“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment or other similar encumbrance or restriction of any kind, including any restrictions on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, Encumbrance, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

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“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata), and protection of human health or safety in connection with Hazardous Materials; or (b) concerning exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes the following (including their implementing regulations and any state analogs): CERCLA; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq. in respect of matters relating to Hazardous Materials.

“Environmental Notice” means any written directive, written notice of violation or infraction, or written notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, or decision required under or issued, granted, given, or authorized by any Governmental Authority pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means any entity that is a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Code), (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), (c) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code) or (d) a “controlled group” within the meaning of Section 4001 of ERISA, any of which includes any of Seller, the Company or any of their subsidiaries.

“Escrow Agent” has the meaning set forth in Section 2.02(b).

“Escrow Agreement” means the Escrow Agreement of even date herewith, by and among the Escrow Agent, the Buyer and Seller.

“Escrow Amount” has the meaning set forth in Section 2.02(b).

“Escrow Fund” means the amount held by the Escrow Agent pursuant to the terms of the Escrow Agreement, which amount is originally equal to the Escrow Amount.

“Estimated Closing Statement” has the meaning set forth in Section 2.03(a).

“Estimated Closing Working Capital” has the meaning set forth in Section 2.03(a).

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“Estimated Closing Working Capital Adjustment” means, as the case may be (a) the amount by which the Estimated Working Capital is greater than the Targeted Closing Working Capital, in which case such number shall be expressed as a positive number for purposes of calculating the Purchase Price, or (b) the amount by which the Estimated Working Capital is less than the Targeted Closing Working Capital, in which case such number shall be expressed as a negative number for purposes of calculating the Purchase Price.

“Existing Debt” means all Indebtedness of the Company as of the Effective Time (determined on a pro forma basis as though the Transactions and the Credit Transactions were not consummated, which for the avoidance of doubt means that “Indebtedness” shall not include Liabilities under the Credit Facilities); provided; however, that Existing Debt shall not include any Intercompany Payables & Receivables.

“Extinguished Debt” has the meaning set forth in Section 2.02(b).

“Final Closing Statement” has the meaning set forth in Section 2.04.

“Financial Statements” has the meaning set forth in Section 3.06.

“Fundamental Representations” has the meaning set forth in Section 7.01.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum byproducts, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Historical Financial Statements” has the meaning set forth in Section 3.06.

“Income Tax” means any federal, state, local or foreign Tax measured by or imposed on income, including any interest, penalty or addition thereto, whether disputed or not.

“Income Tax Return” means any Tax Return relating to Income Taxes, including any schedule or attachment thereto.

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“Indebtedness” means any of the following indebtedness of the Company, whether or not contingent: (a) the principal of and accrued interest, including all fees and obligations thereunder (including any prepayment or termination penalties, premiums or fees arising or which will arise out of the prepayment thereof prior to its maturity and termination) of any (i) indebtedness for borrowed money, (ii) Liabilities evidenced by bonds, debentures, notes or other similar instruments or debt securities, (iii) Liabilities under or in connection with drawn letters of credit or bankers’ acceptances or similar items, (iv) Liabilities under or in connection with interest rate swaps, collars, caps and similar hedging arrangements, (v) Liabilities secured by an Encumbrance (other than Permitted Encumbrances) on any of the Company’s assets, whether or not the Company has become liable for the payment of any such Liabilities and (vi) Liabilities under or in connection with off-balance-sheet financing arrangements or synthetic leases, (b) Liabilities to pay the deferred or installment purchase price of property or services other than trade payables and other ordinary course accruals whether or not represented by a note, earn-out or contingent purchase payment or otherwise, (c) any deferred purchase price liabilities related to past acquisitions or divestitures whether or not represented by a note, earn-out or contingent purchase payment or otherwise, (d) obligations under any lease of any property (whether real, personal or mixed) that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on the balance sheet of the Company, (e) any amounts payable by the Company under deferred compensation arrangements, (f) any amounts payable to any of the Company’s Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates, and (g) any amounts guaranteed in any manner by the Company (including guarantees in the form of an agreement to repurchase or reimburse) or other amounts for which the Company is indirectly liable as guarantor, surety or otherwise (excluding any endorsements of instruments for deposit or collection in the ordinary course of business).

“Indemnified Party” has the meaning set forth in Section 7.04.

“Indemnifying Party” has the meaning set forth in Section 7.04.

“Independent Accountant” has the meaning set forth in Section 2.03(e).

“Insurance Policies” has the meaning set forth in Section 3.17.

“Intellectual Property” means all intellectual property and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); and (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation.

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“Intercompany Payables & Receivables” means any Liability or receivable between the Company, on the one hand, and the Seller or its Affiliates (other than the Company), on the other hand.

“Interim Balance Sheet” has the meaning set forth in Section 3.06.

“Interim Balance Sheet Date” has the meaning set forth in Section 3.06.

“Interim Financial Statements” has the meaning set forth in Section 3.06.

“Inventory” means all of the finished goods, raw materials, parts, work in process and inventoriable supplies owned by Company.

“Inventory Count” has the meaning set forth in Section 2.03(b).

“Knowledge of Seller or Seller’s Knowledge” means (a) the actual knowledge of Richard A. Horowitz, Joseph A. Molino, Jr., Christopher Kliefoth, Stuart Itzkowitz, William Julien, Gregory Michalik, Erik Timothy and, solely for purpose of Section 3.28, Huiying “Clare” Pu Wakefield, (b) the knowledge that would be expected to be obtained by the persons set forth in clause (a) above after a reasonable investigation concerning the matter at issue.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leases” has the meaning set forth in Section 3.11(b).

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings or other interest in real property that are used in the Company’s business.

“Liabilities” means all liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

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“Losses” means losses, damages, Liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees; provided, however, that “Losses” shall not include punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, except in the case of fraud or to the extent any such damages are actually awarded to a Governmental Authority or other third party. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent a party from seeking Losses based on diminution in value or a multiple of earnings or from disputing the appropriateness thereof.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is materially adverse to (a) the business, results of operations, financial condition or assets of the Company, or (b) the ability of Seller to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) any matter of which Buyer is aware at the Closing; (vii) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Company; (ix) any natural or man-made disaster or acts of God; or (x) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded).

“Material Contracts” has the meaning set forth in Section 3.09(a).

“Material Customers” has the meaning set forth in Section 3.16(a).

“Material Suppliers” has the meaning set forth in Section 3.16(a).

“Net Payment Amount” means an amount equal to (a) the Purchase Price, less (b) the Escrow Amount, less (c) the Closing Transaction Expenses.

“Objection Notice” has the meaning set forth in Section 2.03(d).

“Parent” has the meaning set forth in the preamble.

“Permits” means all permits, licenses, franchises, approvals, authorizations, consents, registrations and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 3.10.

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“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Policy Default” has the meaning set forth in Section 5.13.

“Policy Event” has the meaning set forth in Section 5.13(a).

“Policy Period” has the meaning set forth in Section 5.13(a).

“Post-Closing Company Receipts” has the meaning set forth in Section 5.09.

“Pre-Closing Straddle Period” means the portion of a Straddle Period that extends on or before the Closing Date, through the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date.

“Pre-Closing Taxes” means Taxes of the Company for any Pre-Closing Tax Period.

“Purchase Price” means an amount equal to (a) $22,244,380, plus (b) the Estimated Closing Working Capital Adjustment (which may be negative), plus (c) Closing Cash as set forth on the Estimated Closing Statement, less (d) Existing Debt (including without duplication all amounts owed pursuant to the payoff letters referenced in Section 2.2(b)) as set forth on the Estimated Closing Statement. The Purchase Price shall be subject to adjustment after the Closing as expressly set forth in this Agreement.

“Purchased Shares” has the meaning set forth in the recitals.

“Purchased Shares Purchase Price” has the meaning set forth in Section 2.02(a).

“Qualified Benefit Plan” has the meaning set forth in Section 3.21(c).

“Redeemed Shares” has the meaning set forth in the recitals.

“Registered Intellectual Property” means Intellectual Property owned by or registered in the name of the Company that is the subject of any registration that is currently in effect, or any pending applications, including registered or issued patents, copyrights and trademarks.

“Release” means any actual or threatened releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, or disposing into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Restoration Action” has the meaning set forth in Section 5.13(c).

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“Restricted Business” means the design, manufacture, distribution and sale of fencing and railing hardware, storm and screen door hardware products, and window and door components.

“Restricted Customer” means: (a) each customer of the Company at any point during the twelve (12)-month period prior to the Closing Date; and (b) each prospective customer that the Company actively solicited during the twelve (12)-month period prior to the Closing Date.

“Restricted Period” has the meaning set forth in Section 5.02(a).

“Roll-Back” has the meaning set forth in Section 2.03(b).

“Roll-Back Inventory” has the meaning set forth in Section 2.03(b).

“Section 409A” has the meaning set forth in Section 3.21(i).

“Securities Requirements” has the meaning set forth in Section 5.01.

“Seller” has the meaning set forth in the preamble.

“Seller Indemnitees” has the meaning set forth in Section 7.03.

“Seller Taxes” has the meaning set forth in Section 6.03.

“Straddle Period” means a taxable period that begins before the Closing Date and ends after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, partnership, trust, limited liability company or other noncorporate business enterprise in which such Person (or another Subsidiary of such Person) holds stock or other ownership interests representing (i) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (ii) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

“Tampa Property” has the meaning set forth in Section 5.12.

“Targeted Closing Working Capital” means an amount equal to $6,000,000.

“Tax Authority” means any Governmental Authority responsible for the imposition, assessment, administration or collection of any Tax.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to, filed with or submitted to any Governmental Authority in connection with the determination, assessment, collection or payment of Taxes, including any schedule or attachment thereto, and including any amendment thereof.

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“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, and including any Liability for unclaimed property under applicable escheat or unclaimed property Laws, in each instance together with any interest, additions or penalties with respect thereto, whether disputed or not, and any interest in respect of such additions or penalties.

“Territory” means (a) each state of the United States of America in which the Company was engaged in its business at any time during the twelve (12) months before the Closing Date; and/or (b) the continental United States.

“Third-Party Claim” has the meaning set forth in Section 7.05(a).

“Transactions” means the transactions described in or contemplated by the Transaction Documents. For the avoidance of doubt, the Parties agree that the Credit Transactions shall not be considered to be “Transactions”.

“Transaction Documents” means this Agreement, the Escrow Agreement and each other document or agreement contemplated hereby or to be entered into in connection herewith.

“Transaction Expenses” means (a) the fees, expenses and other similar amounts that have been incurred on or prior to the Closing Date on behalf of the Company, Parent or Seller in connection with this Agreement and the Transactions, including any investment banking, accounting, advisory, broker’s, finder’s, escrow agent or legal fees (other than legal fees for counsel and accountants and tax consultants engaged solely by Seller and/or Parent), and fees to be paid to any Governmental Authority or other Person, (b) any stay bonus, transaction completion bonus, severance payment or other similar payment made or required to be made to directors, officers or employees of the Company as a result of this Agreement or the Transactions (other than as a result of Contracts made by the Company following the Closing or by Buyer), (c) $284,159 on account of the premiums relating to the Trident Insurance Policies, and (d) any Taxes required to be paid by the Company in connection with any of the foregoing.

“Transfer Tax” means any sales, use, transfer, real property transfer, recording, stock transfer and other similar Tax and fees, including any interest, penalty or addition thereto, whether disputed or not; provided, however, that the term “Transfer Tax” shall not include any Income Tax.

“Trident Insurance Policies” means the insurance policies to be issued pursuant to the documents attached hereto as Exhibit A.

“Trident Latches” means the “Trident”, “Downee DBL 1000”, and “Trio” brand gate latches and any other gate latches utilizing the product designs of any of the foregoing, in each case that were manufactured between October 1, 2012 and October 31, 2013 by or on behalf of the Company utilizing only glue and not screws to enclose the magnet within the latch.

“Trident Product Liability” means all Losses arising out of or related to any recall, product warranty claim, product liability claim or similar matter with respect to any Trident Latches.

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“Unified Loss Election” has the meaning set forth in Section 6.08(d).

“Windhorst Road Lease” means that certain Lease between Seller and the Company of even date herewith for the premises located at 10333 Windhorst Road, Tampa, Florida.

Article II
Purchase and Sale

Section 2.01         Basic Transaction. Subject to the terms and conditions set forth herein, at the Closing and in the following sequence:

(a)          The Company shall issue and sell to Buyer, and Buyer shall purchase from the Company, the Purchased Shares for the Purchased Share Purchase Price;

(b)          Immediately thereafter, the Company shall consummate the borrowings under the Credit Facilities; and

(c)          Immediately thereafter, Seller shall sell to the Company, and the Company shall redeem from Seller, the Redeemed Shares for the Purchase Price.

Section 2.02         Closing Payments. At the Closing:

(a)          Buyer agrees to pay to the Company an amount of immediately available funds equal to Eight Million Five Hundred Thousand Dollars ($8,500,000) (the “Purchased Shares Purchase Price”); and

(b)          The Company agrees to (i) deposit into escrow with U.S. Bank National Association, as escrow agent (the “Escrow Agent”), One Million Nine Hundred Fifty Five Thousand Dollars ($1,955,000) (the “Escrow Amount”), (ii) pay to Seller an amount of immediately available funds equal to the Net Payment Amount, (iii) on behalf of the Company, pay off the Existing Debt set forth on Exhibit B (the “Extinguished Debt”) in accordance with payoff letters relating thereto, (iv) on behalf of the Company and Seller, as the case may be, pay all the Transaction Expenses that remain unpaid as of the Closing (the “Closing Transaction Expenses”) to the appropriate payees in accordance with invoices submitted therefor, if any, and (v) issue to Buyer the Purchased Shares.

Section 2.03         Purchase Price Adjustment.

(a)          At least three (3) Business Days before the Closing, Seller caused to be prepared and delivered to Buyer, for Buyer’s review and consent, a statement (the “Estimated Closing Statement”) (which may be revised one (1) Business Day before the Closing) setting forth its good faith estimate of (i) Closing Working Capital (the “Estimated Closing Working Capital”), (ii) Closing Cash, (iii) Existing Debt and (iv) Closing Transaction Expenses, which amounts are being used to determine the calculation of the Purchase Price, Net Payment Amount and payments to be made pursuant to Section 2.02 at the Closing.

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(b)          Not later than forty-five (45) days after the Closing Date, a physical count of the Company’s Inventory (the “Inventory Count”) will be taken by Christopher Kliefoth and such other person(s) as may be designated by Buyer and agreed to by Seller, in writing, in accordance with GAAP and, to the extent not inconsistent therewith, the past practices of the Company as of the date of such Inventory Count. Buyer shall give Seller reasonable advance notice of the Inventory Count and allow a Representative of Seller to be physically present during such count. Not later than forty-five (45) days after the Closing Date, a roll-back (the “Roll-Back”), based on the books and records of the Company taking into account Inventory purchases and sales and other book entries affecting Inventory occurring between the date of the Closing Date and the Inventory Count (the Inventory Count as adjusted pursuant to the Roll-Back, the “Roll-Back Inventory”), will be performed by the Buyer or the Company. The Roll-Back will be performed in accordance with GAAP and, to the extent not inconsistent therewith, in accordance with the past practices of the Company and a manner consistent with the method utilized in preparing the Historical Financial Statements. A statement setting forth the Roll-Back Inventory based upon such Roll-Back, will be delivered by Buyer to Seller not later than forty-five (45) days after the Closing Date.

(c)          Not later than sixty (60) days after the Closing Date, Buyer will cause to be prepared and delivered to Seller a draft statement (the “Draft Closing Statement”), setting forth Buyer’s determination of (i) Closing Working Capital, (ii) Closing Cash, (iii) Existing Debt and (iv) Closing Transaction Expenses. Buyer shall, and shall cause the Company to, provide to Seller whatever information or documentation in its or the Company’s possession, custody or control and such access to their personnel, in each case that is reasonably necessary for Seller to review the Draft Closing Statement or to participate in the dispute resolution process set forth in this Section 2.03.

(d)          If Seller disagrees with the computation of Closing Working Capital, Closing Cash, Existing Debt and/or Closing Transaction Expenses reflected on the Draft Closing Statement, then Seller may, within thirty (30) days after receipt of the Draft Closing Statement, deliver a written notice (an “Objection Notice”) to Buyer setting forth Seller’s calculation of such items. The Objection Notice shall specifically state Seller’s disagreement with the information set forth on the Draft Closing Statement and the basis therefor. If an Objection Notice is not delivered within such time period, then the amount of Closing Working Capital, Closing Cash, Existing Debt and Closing Transaction Expenses set forth on the Draft Closing Statement shall be conclusive and binding upon the parties hereto. If an Objection Notice is delivered and it does not object to one or more of the amount of Closing Working Capital, Closing Cash, Existing Debt or Closing Transaction Expenses, as set forth on the Draft Closing Statement, then the item(s) for which no objection was made shall be conclusive and binding upon the parties hereto. Seller shall provide to Buyer whatever information or documentation in its possession, custody or control and such access to its personnel, in each case that is reasonably necessary for Buyer to review the Objection Notice or to participate in the dispute resolution process set forth in this Section 2.03.

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(e)          If an Objection Notice is delivered within such time period, Buyer and Seller shall, during the twenty (20) Business Days following the receipt by Buyer of such notice, use their reasonable good faith efforts to reach agreement on the disputed items or amounts, but if they do not obtain a final resolution within such twenty (20)-Business Day period, then Buyer and Seller shall jointly retain the dispute resolution group of Crowe Horwath LLP, with which each party hereto acknowledges that it has no current engagement (unless another accounting firm is mutually agreed to in writing between Buyer and Seller prior to such time) (the “Independent Accountant”), to resolve any remaining disagreements. In connection with the retention by Buyer and Seller of the Independent Accountant, Buyer and Seller shall each execute an engagement letter with the Independent Accountant in a form reasonably satisfactory to each of Buyer and Seller; provided, however, that if Buyer and Seller cannot agree upon a form of engagement letter within five (5) days of their receipt of the engagement letter first provided to them by the Independent Accountant, Buyer and Seller shall each sign the Independent Accountant’s standard engagement letter (with only those modifications agreed upon by Buyer and Seller); provided, further, that if (x) Buyer fails to sign such standard engagement letter within five (5) days of the expiration of the prior five (5)-day period, then the amounts set forth in the Objection Notice with respect to any items remaining in dispute shall be conclusive and binding upon the parties hereto or (y) Seller fails to sign such standard engagement letter within five (5) days of the expiration of the prior five (5)-day period, then the amounts set forth in the Draft Closing Statement with respect to any items remaining in dispute shall be conclusive and binding upon the parties hereto. Buyer and Seller shall direct the Independent Accountant to render a determination within thirty (30) Business Days of its retention, and the parties hereto and their respective employees shall cooperate with the Independent Accountant during its engagement. Buyer and Seller shall direct the Independent Accountant to consider only those items in dispute. The Independent Accountant’s determination shall (i) be based on the definitions of Closing Working Capital, Closing Cash, Existing Debt and Closing Transaction Expenses, as the case may be, and related terms and (ii) be conclusive and binding upon the parties hereto. The Independent Accountant’s determination of the matters raised in the applicable Objection Notice cannot be more favorable to Buyer than the related amount reflected on the Draft Closing Statement nor more favorable to Sellers than the related amount reflected in the applicable Objection Notice. The fees and expenses of the Independent Accountant will be allocated between Buyer (or, at Buyer’s election, the Company), on the one hand, and Seller, on the other hand, based upon the percentage which the portion of the matters raised in the applicable Objection Notice not awarded to such party hereto bears to the amount actually contested by such party hereto. For example, if Seller claims that the appropriate adjustments are, in the aggregate, $1,000 greater than the amount determined by Buyer and if the Independent Accountant ultimately resolves such matters by awarding to Seller, in the aggregate, $300 of the $1,000 contested, then the fees, costs and expenses of the Independent Accountant will be allocated 30% (i.e., $300 ÷ $1,000) to Buyer and 70% (i.e., $700 ÷ $1,000) to Seller.

Section 2.04         Adjustments to Purchase Price. Upon the final determination of each of Closing Working Capital, Closing Cash, Existing Debt and Closing Transaction Expenses pursuant to Section 2.03 (the “Final Closing Statement”), the Purchase Price shall be subject to adjustment as set forth below:

(a)          If the Closing Working Capital reflected in the Final Closing Statement exceeds the Closing Working Capital set forth on the Estimated Closing Statement, then the Purchase Price shall be increased by such excess, or if the Closing Working Capital reflected in the Final Closing Statement is less than the Closing Working Capital set forth on the Estimated Closing Statement, then the Purchase Price shall be decreased by the absolute value of such shortfall;

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(b)          If Closing Cash reflected in the Final Closing Statement exceeds Closing Cash set forth on the Estimated Closing Statement, then the Purchase Price shall be increased by such excess, or if Closing Cash reflected in the Final Closing Statement is less than Closing Cash set forth on the Estimated Closing Statement, then the Purchase Price shall be decreased by the absolute value of such shortfall;

(c)          If Existing Debt reflected in the Final Closing Statement exceeds Existing Debt set forth on the Estimated Closing Statement, then the Purchase Price shall be decreased by such excess, or if Existing Debt reflected in the Final Closing Statement is less than Existing Debt set forth on the Estimated Closing Statement, then the Purchase Price shall be increased by the absolute value of such shortfall; and

(d)          If the Closing Transaction Expenses reflected in the Final Closing Statement exceed the Closing Transaction Expenses set forth on the Estimated Closing Statement, then the Purchase Price shall be decreased by such excess, or if the Closing Transaction Expenses reflected in the Final Closing Statement are less than the Closing Transaction Expenses set forth on the Estimated Closing Statement, then the Purchase Price shall be increased by the absolute value of such shortfall.

Section 2.05         Payment of Purchase Price Adjustment.

(a)          If the aggregate net adjustments to the Purchase Price described in Section 2.04 result in a net increase in the Purchase Price or no adjustment to the Purchase Price, then within five (5) days after the determination of the Final Closing Statement, (i) the Company shall deliver to Seller an amount equal to such net increase in Purchase Price and (ii) the Buyer and Seller shall execute and deliver a joint letter of direction to the Escrow Agent instructing it to release to Seller within five (5) days thereafter from the Escrow Fund $250,000.

(b)          If the aggregate net adjustments to the Purchase Price described in Section 2.04 result in a net decrease in the Purchase Price, then within five (5) days after the determination of the Final Closing Statement, (i) the Buyer and Seller shall execute and deliver a joint letter of direction to the Escrow Agent instructing it to release to the Company (or its designee, which may be the Company) within five (5) days thereafter from the Escrow Fund an amount equal to such net decrease in Purchase Price up to an amount not exceeding $250,000, and (ii)(x) if such net decrease in the Purchase Price is in excess of $250,000, then Seller shall pay to the Company the amount of such excess within such five (5)-day period or (y) if such net decrease in the Purchase Price is less than $250,000, such joint letter of direction shall also instruct the Escrow Agent to release to Seller within five (5) days thereafter from the Escrow Fund an amount equal to (A) $250,000, minus (B) the amount of such net decrease in Purchase Price.

(c)          Any amounts payable pursuant to this Section 2.05 shall be by wire transfer of immediately available funds to the account designated by Buyer or Seller, as applicable, in writing.

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Section 2.06         Withholding Rights. The Company shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any applicable U.S. federal, state, local or foreign Tax Law. To the extent that amounts are so withheld by the Company, such withheld amounts (a) shall be remitted promptly by the Company to the applicable Governmental Authority and (b) shall be treated for all purposes of this Agreement as having been paid to Seller in respect of which such deduction and withholding was made by the Company. Notwithstanding the foregoing, Buyer shall not withhold any Tax if the Seller provides to the Buyer a properly executed IRS Form W-9.

Section 2.07         Closing. Subject to the terms and conditions of this Agreement, the consummation of the Transactions (the “Closing”) shall take place electronically, via the exchange of signature pages in portable document format at such time and date as Seller and Buyer mutually agree upon (the day on which the Closing takes place being the “Closing Date”).

Section 2.08         Closing Deliveries.

(a)           At the Closing, the Company shall:

(i)          pay to Seller the Net Payment Amount as set forth in Section 2.02, by wire transfer of immediately available funds to an account designated by Seller set forth in Exhibit C;

(ii)         pay off the Extinguished Debt and pay the Closing Transaction Expenses as set forth in Section 2.02;

(iii)        deposit with the Escrow Agent the Escrow Amount as set forth in Section 2.02;

(iv)        deliver to Seller the Windhorst Road Lease duly executed by the Company;

(v)         deliver a release duly executed by the Company; and

(vi)        issue to Buyer the Purchased Shares.

(b)           At the Closing, Buyer shall:

(i)          pay the Purchased Shares Purchase Price to the Company;

(ii)         deliver to Seller the Escrow Agreement duly executed by the Buyer; and

(iii)        deliver to Seller a certificate executed by an officer of the Buyer: (i) having attached thereto resolutions of the Buyer’s board of managers authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which the Buyer is a party and the consummation of the Transactions; and (ii) certifying the incumbency, signature and authority of the officers of the Buyer authorized to execute, deliver and perform this Agreement and each other the Transaction Document to which the Buyer is a party on behalf of the Buyer;

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(c)           At the Closing, Seller shall deliver to Buyer:

(i)          stock certificate evidencing the Redeemed Shares, free and clear of all Encumbrances, accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto;

(ii)         payoff letters and lien releases with respect to the Extinguished Debt;

(iii)        a release duly executed by Seller;

(iv)        a non-foreign person affidavit that complies with the requirements of Section 1445 of the Code and Treasury Regulations Section 1.1445-2(b), executed by Seller, dated as of the Closing Date;

(v)         the Escrow Agreement duly executed by the Seller;

(vi)        a certificate executed by the secretary of Seller: (i) having attached thereto resolutions of Seller’s board of directors and resolutions of the shareholder of Seller, in each case authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which Seller is a party and the consummation of the Transactions; and (ii) having attached thereto the certificate of incorporation and bylaws of Seller as in effect at the time of the Closing with a certification that such documents have not been superseded or amended as of the Closing; (iii) having attached thereto a certificate of good standing for Seller from the Secretary of State of Delaware dated no more than seven (7) days prior to the Closing Date; and (iv) certifying the incumbency, signature and authority of the officers of Seller authorized to execute, deliver and perform this Agreement and each other the Transaction Document to which Seller is a party on behalf of Seller;

(vii)       evidence of payment in full of any transaction bonuses to any employees of the Company;

(viii)      resignations of the officers and directors of the Company, except for Christopher Kliefoth who is not resigning, effective as of the Closing;

(ix)         all consents and approvals set forth on Section 3.05(a) of the Disclosure Schedule; and

(x)          documentation authorizing the Company to draft, after Closing, any amounts in the deposit and merchant services accounts set forth on Exhibit C (the “Company Accounts”).

(xi)         a certificate of good standing for the Company from the Secretary of State of Florida and a certificate of existence, certificate of good standing or similar certificate from the applicable Government Authority in each jurisdiction in which the Company is qualified to do business.

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(d)           At the Closing, Seller shall deliver to the Company:

(i)          a stock certificate evidencing the Purchased Shares, free and clear of all Encumbrances, accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto; and

(ii)         the Windhorst Road Lease, duly executed by Seller.

Article III
Representations and Warranties of Seller

Seller represents and warrants to Buyer and the Company that the statements contained in this Article III are true and correct as of the Closing. Any matter disclosed in any section or subsection of the Disclosure Schedule shall be deemed to have been disclosed for purposes of any other section or subsection of the Disclosure Schedule to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections of the Disclosure Schedule. Notwithstanding the foregoing, any disclosure made in Section 3.27 of this Agreement, including Section 3.27 of the Disclosure Schedules, any disclosure made in any other section of this Article III or any section of the Disclosure Schedules relating to Trident Product Liability is deemed disclosed for all other sections of this Article III and all other sections of the Disclosure Schedules.

Section 3.01         Organization and Authority of Seller. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. Seller has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the Transactions have been duly authorized by all requisite corporate action on the part of Seller. This Agreement and each other Transaction Document to which Seller is a party has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by each counterparty hereto and thereto) constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.02         Organization, Authority and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the state of Florida and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.

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Section 3.03         Capitalization.

(a)          The authorized capital stock of the Company consists of one hundred (100) shares of common stock, par value One Dollar ($1.00) per share, of which seventy (70) shares are issued and outstanding and constitute the Redeemed Shares and of which thirty (30) shares, effective as of the Closing, will be issued and outstanding and which constitute the Purchased Shares. All of the Redeemed Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by Seller, free and clear of all Encumbrances, except the Capital One Lien, which is being satisfied and released as to the Company at Closing. Effective as of the Closing, the Purchased Shares will be duly authorized, validly issued, fully paid and non-assessable, and will be owned of record and beneficially by Buyer, free and clear of all Encumbrances.

(b)          All of the Redeemed Shares were, and at the Closing all of the Purchased Shares will have been, issued in compliance with applicable Laws. None of the Redeemed Shares were, and at the Closing none of the Purchased Shares will have been, issued in violation of any agreement, arrangement or commitment to which Seller or the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(c)          There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of, or any other interest in, the Company or obligating Seller or the Company to issue or sell any shares of capital stock of, or any other interest in, the Company. The Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. Other than this Agreement itself, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Redeemed Shares or the Purchased Shares.

Section 3.04         No Subsidiaries. The Company does not own, or have any interest in any shares or have an ownership interest in any Person.

Section 3.05         No Conflicts; Consents. Neither, the execution, delivery and performance by Seller of this Agreement or any of the other Transaction Documents to which it is a party, nor the consummation of the Transactions, will: (a) result in a violation or breach of any provision of the certificate of incorporation or by-laws or other organizational documents of Seller or the Company; (b) result in a material violation or material breach of any provision of any Law or Governmental Order applicable to Seller or the Company; or (c) except as set forth in Section 3.05(a) of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a material violation or material breach of, constitute a material default or an event that, with or without notice or lapse of time or both, would constitute a material default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Seller or the Company is a party or by which Seller or the Company is bound or to which any of their respective properties or assets are subject (including any Material Contract) or any Permit relating to the properties, assets or business of the Company; or (d) result in the creation or imposition of any Encumbrance (other than Permitted Encumbrances) on any properties or assets of the Company or the Redeemed Shares. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or the Company in connection with the execution and delivery of this Agreement or the other Transaction Documents or the consummation of the Transactions, except as set forth in Section 3.05(b) of the Disclosure Schedules.

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Section 3.06         Financial Statements.     Set forth in Section 3.06 of the Disclosure Schedules are the Company’s unaudited financial statements consisting of the balance sheet of the Company as at December 31 in each of the years 2012, 2013 and 2014 and the related statements of income for the years then ended (the “Historical Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Company as at December 31, 2015 and the related statements of income for the 12-month period then ended (the “Interim Financial Statements” and together with the Historical Financial Statements, the “Financial Statements”). The Financial Statements (i) have been prepared in accordance with GAAP, except that there are no notes to the Financial Statements, applied on a consistent basis throughout the period involved and (ii) are correct and complete and are consistent in all material respects with the books and records of the Company, subject, in the case of the Interim Financial Statements, to normal year-end adjustments (the effect of which will not be materially adverse) and the absence of notes. The Financial Statements fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations and cash flows of the Company for the periods indicated. The balance sheet of the Company as of December 31, 2015 is referred to herein as the “Balance Sheet” and the balance sheet of the Company contained in the Interim Financial Statements is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”.

Section 3.07         Undisclosed Liabilities.    The Company has no Liabilities of a type required to be reflected on a balance sheet prepared in accordance with GAAP, except (a) those that are adequately reflected or reserved against in the Interim Balance Sheet as of the Interim Balance Sheet Date and (b) those that have been incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date, all of which are reflected in Closing Working Capital as finally determined in accordance with Section 2.03.

Section 3.08         Absence of Certain Changes, Events and Conditions.    Except as expressly contemplated by the Agreement or as listed (separately for each clause below) on Section 3.08 of the Disclosure Schedules, since August 31, 2015, the Company has operated in the ordinary course of business in all material respects and there has not been, with respect to the Company, any:

(a)          event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate with any other events, occurrences or developments, a Material Adverse Effect;

(b)          amendment of the charter, by-laws or other organizational documents of the Company;

(c)          split, combination or reclassification of any shares of its capital stock;

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(d)          issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(e)          declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;

(f)          change in any method of accounting or accounting practice of the Company, except as required by GAAP or applicable Law;

(g)          material change in the Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h)          incurrence, assumption or guarantee of any Indebtedness in an aggregate amount exceeding Twenty-Five Thousand Dollars ($25,000);

(i)           sale or other disposition of any of the assets shown or reflected on the Balance Sheet, except sales of Inventory in the ordinary course of business consistent with past practice and except for any assets having an aggregate value of less than Twenty-Five Thousand Dollars ($25,000);

(j)           lapse, abandonment, transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Company Licensed Intellectual Property or Registered Intellectual Property;

(k)          damage, destruction or loss (whether or not covered by insurance) to its property with a cost of repair or replacement exceeding Ten Thousand Dollars ($10,000);

(l)           capital investment in, or any loan to, any other Person;

(m)         acceleration, termination, material modification to or cancellation of any Material Contract (including any Contract that, but for such termination or cancellation, would have been a Material Contract at the Closing);

(n)          capital expenditures that, individually or in the aggregate, exceed Ten Thousand Dollars ($10,000);

(o)          imposition of any Encumbrance upon any of the Company properties, capital stock or assets, tangible or intangible;

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(p)          except as required by applicable Law or pre-existing contractual obligations, (i) increase in wages, salaries, compensation, bonus opportunities (whether annual or long-term, or in the form of cash or property) pension, nonqualified deferred compensation or other fringe benefits or perquisites payable to any current, former or retired executive officer, employee, consultant, independent contractor, other service provider or director from the amount thereof in effect as of August 31, 2015, (ii) grant of severance, retirement or termination pay, entrance into any Contract to make or grant any severance, retirement or termination pay (in each case, except as required under the terms of the Benefit Plans, as in effect as of the Closing), or payment of any bonus other than the customary year-end bonuses in amounts consistent with past practice, (iii) grant, amendment, acceleration, modification or termination of any stock appreciation rights or options to purchase any equity in the Company, any restricted, performance or fully vested equity in the Company, any phantom or restricted equity in the Company, or any right to acquire any equity in the Company with respect to any current, former or retired executive officer, director, consultant, independent contractor or other service provider or employee, (iv) adoption, amendment, modification or termination of any Benefit Plan, (v) hiring, termination, promotion or demotion of any employee, consultant, independent contractor, executive officer, director or other service provider (other than in the ordinary course of business consistent with past practice) or (vi) strike, work stoppage, slow-down or other labor disturbance affecting the Company or any of its Employees.

(q)          acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets (other than in the ordinary course of business) or stock of, or by any other manner, any business or any Person or any division thereof;

(r)          any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders or current or former directors, officers or employees;

(s)          adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law; or

(t)          purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of Ten Thousand Dollars ($10,000), (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of Inventory in the ordinary course of business consistent with past practice;

(u)          action by or with respect to the Company to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, adopt or change any method of accounting in respect of Tax, enter into any Tax allocation or Tax sharing agreement, enter into a closing agreement or settle or compromise of any material claim or assessment in respect of Tax, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Tax, or take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or the Company in respect of any taxable period or portion thereof beginning after the Effective Time; or

(v)         any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

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Section 3.09         Material Contracts.

(a)          Section 3.09(a) of the Disclosure Schedules lists (separately for each clause below) each of the following Contracts, which are in effect as of the Closing, to which the Company is a party or by which the Company or any of its assets are bound (together with all Leases required to be listed in Section 3.11(b) of the Disclosure Schedules and all Contracts pertaining to licenses of Intellectual Property granted by the Company or to Company Licensed Intellectual Property required to be listed in Section 3.13(c) or 3.13(d) of the Disclosure Schedules, collectively, the “Material Contracts”):

(i)          each Contract (A) involving (or reasonably likely to involve) aggregate consideration in excess of Twenty-Five Thousand Dollars ($25,000) or (B) requiring performance by any party more than one year from the Closing Date;

(ii)         each Contract that relates to the sale of any of (or the grant of a right of first refusal, or similar right, to purchase) the Company’s assets, other than sales of Inventory in the ordinary course of business, for consideration in excess of Twenty-Five Thousand Dollars ($25,000);

(iii)        each Contract that requires the Company to purchase its total requirements of any product or service from a third-party, that contains a “most favored nations” or similar provision or that contains “take or pay” provisions;

(iv)        each Contract that provides for the indemnification by the Company of any Person, or the assumption of, any Tax, environmental, or Intellectual Property infringement Liability of any Person;

(v)         each Contract that relates to the acquisition of any business, a material amount of stock (or other securities) or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise), in each case involving amounts in excess of Twenty-Five Thousand Dollars ($25,000);

(vi)        each employment Contract and each Contract with any independent contractors or consultants (or similar arrangements);

(vii)       except for Contracts relating to trade receivables, each Contract pursuant to which any third-party is indebted or owes money to the Company and the remaining unpaid balance of which is in excess of Twenty-Five Thousand Dollars ($25,000);

(viii)      each Contract relating to Indebtedness of the Company, in each case having an outstanding principal amount in excess of Twenty-Five Thousand Dollars ($25,000);

(ix)         each Contract with any Governmental Authority;

(x)          each Contract that limits or purports to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time or that prohibits the Company from soliciting an employee, supplier or customer of any third party;

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(xi)         each Contract that provides for any joint venture, partnership or similar arrangement by the Company;

(xii)        each Contract between or among the Company, on the one hand, and Seller or any Affiliate of Seller (other than the Company), or any current or former officer, employee, director or equity holder of the Company, on the other hand;

(xiii)       each collective bargaining agreement and each Contract with any labor organization, union or association to which the Company is a party; and

(xiv)      each Contract granting to any Person the right to use any material property or any material property right of the Company.

(b)          Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect enforceable against the Company in accordance with its terms, and Seller has no Knowledge that any such Material Contract is not a valid and binding obligation, enforceable in accordance with its terms, against the applicable counterparty thereto (in each case, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies). Except as set forth in Section 3.09(b) of the Disclosure Schedule, none of the Company or, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. The Company has not received any notice (written or oral) pursuant to which any party to a Material Contract has declared a material breach thereunder that remains uncured as of the Closing. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer in the Data Room.

Section 3.10         Title to Assets. The Company has good and valid title to, or a valid leasehold interest in, all personal property and other assets used or held for use in the conduct of its business. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following Encumbrances (the following Encumbrances and the Capital One Lien (which is being satisfied and released as to the Company at Closing) are collectively referred to as “Permitted Encumbrances”):

(a)          those items set forth in Section 3.10(a) of the Disclosure Schedules;

(b)          Encumbrances for Taxes not yet due or payable, or those Taxes described in Section 3.10(b) of the Disclosure Schedule, which are being contested in good faith by appropriate procedures;

(c)          mechanics, materialmens’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and that are not, individually or in the aggregate, material to the business of the Company or that are being contested in good faith by Seller or the Company and for which adequate reserves have been made in accordance with GAAP;

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(d)          easements, rights of way, zoning ordinances and other similar encumbrances affecting the Leased Real Property, and covenants, conditions, restrictions, Encumbrances and other matters of record affecting title to the Leased Real Property and other matters of record on title insurance policies or title commitments or other matters of record affecting the Leased Real Property; and

(e)          liens arising under original purchase price conditional sales Contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice.

(f)          zoning, building codes, and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property but excluding any violations of any such Laws which materially interfere with the present uses or occupancy of such real property by the lessee or sublessee thereof; and

(g)          any right, interest, lien or title of a licensor, sublicensor, licensee, sublicensee, lessor or sublessor under any license, or lease agreement or in the property being leased or licensed.

Section 3.11         Real Property.

(a)          The Company does not own, and has not within the past five (5) years owned, directly or indirectly, any real property or interests in real property.

(b)          Section 3.11(b) of the Disclosure Schedule sets forth the address of each Leased Real Property and the name, parties, dates and all amendments to each Lease (as defined below) related thereto. All written leases, subleases, or other use or occupancy agreements pursuant to which the Company is a party as a lessee, sublessee, tenant, subtenant or in a similar capacity with respect to any Leased Real Property, including all amendments, renewals, extensions, modifications, supplements, guaranties or related documents to any of the foregoing or substitutions for any of the foregoing (collectively, the “Leases”), are the valid and binding obligation of the Company and are in full force and effect. No security deposit or portion thereof deposited with respect to any Lease has been applied in respect of any default under such Lease that has not been redeposited in full. The leasehold interest granted to the Company under each such Lease is free of all Encumbrances (other than Permitted Encumbrances and excluding Encumbrances on the Leased Real Property affecting the fee title to such property). The Leased Real Property comprises all the real property currently used in the Company’s business. The Company is not a lessor, sublessor or grantor under any lease, sublease, license or other instrument granting to another person any right to the possession, use or occupancy of any real property. Seller has no Knowledge of any threatened or contemplated, condemnation or eminent domain Action or other Action affecting the Leased Real Property. Except as set forth on Section 3.11(b) of the Disclosure Schedule, neither Seller nor the Company has received any written notice from any Governmental Authority having jurisdiction over the applicable Leased Real Property to the effect that any of the Leased Real Property is not in material compliance with any Law, except notices that have been resolved to the satisfaction of the issuer of the notice.

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Section 3.12         Condition And Sufficiency of Assets. Except as set forth in Section 3.12 of the Disclosure Schedules, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company, together with all other properties and assets of the Company, are sufficient for the continued conduct of the Company’s business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Company as currently conducted.

Section 3.13         Intellectual Property.

(a)          The Company owns and possesses or has the right to use pursuant to a valid and enforceable written license, sublicense, covenant not to sue or other Contract or permission all Intellectual Property necessary for the operation of the business of the Company as presently conducted. Each item of Intellectual Property owned or used by the Company immediately prior to the Closing will be owned or available for use by the Company on identical terms and conditions immediately after the Closing. The Company has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

(b)          Neither the Company nor any of its businesses as presently conducted has interfered with, infringed upon, misappropriated or otherwise come into conflict with, any Intellectual Property rights of any third party. Except as set forth in Section 3.13(b) of the Disclosure Schedule, to Seller’s Knowledge, there are no facts indicating a likelihood of the foregoing, and Seller has not received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or conflict (including any claim that the Company must license or refrain from using any Intellectual Property rights of any third party). Except as set forth in Section 3.13(b) of the Disclosure Schedule, to the Knowledge Seller, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with, any Intellectual Property rights of the Company.

(c)          Section 3.13(c) of the Disclosure Schedule contains an accurate and complete list of (i) all Registered Intellectual Property and identifies each pending patent application or application for registration that the Company has made with respect to any of its Intellectual Property, (ii) each license, sublicense, covenant not to sue or other Contract or permission that the Company has granted to any third party with respect to any of its Intellectual Property (together with any exceptions) and (iii) each material unregistered trademark, service mark, trade name, corporate name or Internet domain name, computer software item and each material unregistered copyright owned by the Company. With respect to each item of Intellectual Property required to be identified in Section 3.13(c) of the Disclosure Schedule:

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(i)          Seller has made available to Buyer in the Data Room correct and complete copies of all Registered Intellectual Property and all such licenses, sublicenses, covenants not to sue and other Contracts and permissions (as amended to date);

(ii)         the Company owns and possesses all right, title and interest in and to the Registered Intellectual Property, free and clear of any Encumbrance, except for the Capital One Lien, which is being satisfied and released as to the Company at Closing, license or other restriction or limitation regarding use or disclosure;

(iii)        the item is not subject to any outstanding injunction, judgment, order, decree, ruling or charge;

(iv)        except as set forth in Section 3.13(b) of the Disclosure Schedule, no Action is pending or, to Seller’s Knowledge, is threatened that challenges the legality, validity, enforceability, use or ownership of the item, and to Seller’s Knowledge, there are no grounds for the same;

(v)         the Company has not agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to the item;

(vi)        no loss or expiration of the item is threatened, pending or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by Seller or the Company, including a failure by Seller or the Company to pay any required maintenance fees); and

(vii)       all Intellectual Property owned by the Company that is material to or necessary for the conduct of the business was (A) developed by Company employees working within the scope of their employment at the time of such development, or (B) developed by agents, consultants, or contractors who have executed appropriate instruments of assignment in favor of the Company as assignee that have conveyed to the Company ownership of all of such Person’s rights in such Intellectual Property.

(d)          Section 3.13(d) of the Disclosure Schedule contains an accurate and complete list of all Company Licensed Intellectual Property (other than commercially available off-the-shelf software purchased or licensed for less than a total cost of Five Thousand Dollars ($5,000)) and each, license, sublicense, covenant not to sue and other Contract and permission (each as amended to date) related thereto, correct and complete copies of each of which have been made available to the Buyer in the Data Room. With respect to each item of Company Licensed Intellectual Property required to be identified in Section 3.13(d) of the Disclosure Schedule:

(i)          no party to the license, sublicense, covenant not to sue or other Contract or permission has repudiated any provision thereof; and

(ii)         the Company has not granted any sublicense or similar right with respect to the license, sublicense, covenant not to sue or other Contract or permission.

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Section 3.14         Inventory. All Inventory of the Company, whether or not reflected in the Financial Statements, (a) consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice and (b) is not excessive, but is reasonable for the present circumstances of the Company, in each case except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such Inventory is owned by the Company free and clear of all Encumbrances (other than Permitted Encumbrances), and, except as set forth in Section 3.14 of the Disclosure Schedule, no Inventory is held on a consignment basis.

Section 3.15         Accounts and Notes Receivable. All the accounts receivable and notes receivable owing to the Company as of the Effective Time constitute valid and enforceable claims arising from bona fide transactions in the ordinary course of business, and, to Seller’s Knowledge, there are no claims, refusals to pay, discount rights (except discount rights in the ordinary course of business consistent with past practices of the Company) or other rights of set-off against any of them. Except as set forth in Section 3.15 of the Disclosure Schedule, there (a) was, as of January 31, 2016, no account debtor or note debtor delinquent in its payment by more than the 90 days, (b) is no account debtor or note debtor that has refused (or, to the Knowledge of Seller, threatened to refuse) to pay its obligations for any reason, (c) is no account debtor or note debtor, to the Knowledge of Seller, that is insolvent or bankrupt and (d) is except for Permitted Encumbrances, no account receivable or note receivable which is pledged to any third-party by the Company.

Section 3.16         Customers and Vendors.

(a)          Section 3.16(a) of the Disclosure Schedule sets forth (i) a true, complete and correct customer list showing the twenty (20) largest customers by gross purchases from the Company, taken as a whole, during the twelve (12) months ended December 31, 2015 (collectively, a “Material Customers”), and (ii) a true, complete and correct supplier list showing (A) the twenty (20) largest suppliers by gross sales to the Company, taken as a whole, during the twelve (12) months ended December 31, 2015 and (B) all suppliers of the Company who are the sole source of such supply (other than public utilities) (collectively, the “Material Suppliers”).

(b)          To the Knowledge of Seller, except as set forth in Section 3.16(b) of the Disclosure Schedules, during the twelve (12)-month period ending on the Closing Date, no Material Customer or Material Supplier has (whether as a result of the Transactions contemplated hereby or otherwise) (i) stopped, or indicated an intention to stop, trading with or supplying the Company, (ii) materially reduced, or indicated an intention to materially reduce, its trading with or provision of goods or services to the Company, or (iii) changed, or indicated an intention to change, materially, the terms and conditions on which it is prepared to trade with or supply the Company. During the twelve (12)-month period ending on the Closing Date, no Material Customer has notified the Company or Seller of its intention to return products sold by the Company with an aggregate value in excess of Ten Thousand Dollars ($10,000). To the Knowledge of Seller, no facts, conditions or events (except customary contractual restrictions prohibiting assignment) exist which are reasonably likely to give rise to a claim by the Company against any of its customers or suppliers or any claim by a customer or supplier against the Company (notwithstanding the existence of this Section 3.16(b), no representation or warranty is made with respect to the existence or non-existence of any Trident Product Liability). During the twelve (12)-month period ending on the Closing Date, the Company has not entered into any Contract with customers or suppliers, except in the ordinary course of business.

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Section 3.17         Insurance. Section 3.17(a) of the Disclosure Schedules sets forth a true and complete list, as of the date hereof, of all insurance policies (and the name of the primary policy holder) currently maintained (or, with respect to commercial general liability, including product liability, policies maintained at any point since October 1, 2012) by the Company or with respect to which (a) the Company is a named insured or (b) the Company or any of its officers, directors, employees or assets is covered or (c) the Company is otherwise the beneficiary of coverage (collectively, the “Insurance Policies”), and true and complete copies of such Insurance Policies have been made available to Buyer in the Data Room. Those Insurance Policies that are occurrence based policies are in full force and effect with respect to the Company, its officers, directors, employees and assets, following the consummation of the Transactions for pre-Closing periods. Neither Seller nor any of its Affiliates (including the Company) has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. To the extent the Insurance Policies provide for retrospective premium adjustments or other experience-based Liability, Seller is responsible for paying, and shall bear all Liability for, such retrospective premium adjustments and any other experience-based Liability and the Company shall have no responsibility or Liability with respect thereto. All such Insurance Policies (x) are valid and binding in accordance with their terms; (y) are provided by carriers who to Seller’s Knowledge are financially solvent; and (z) have not been subject to any lapse in coverage. There are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. None of Seller or any of its Affiliates (including the Company) is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are sufficient, with respect to pre-Closing periods, for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound.

Section 3.18         Legal Proceedings; Governmental Orders.

(a)          Except as set forth in Section 3.18(a) of the Disclosure Schedules, there are no Actions pending or, to Seller’s Knowledge, threatened against or by the Company affecting any of its properties or assets (or by or against Seller or any Affiliate thereof and relating to the Company), and at all times during the past five (5) years, none of the Company, Seller or any Affiliate thereof has been a party to any such Action.

(b)          Except as set forth in Section 3.18(b) of the Disclosure Schedules, the Company is not, and at all times during the past five (5) years has not been, subject to any outstanding Governmental Orders or unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets.

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Section 3.19         Compliance With Laws; Permits.

(a)          Except as set forth in Section 3.19(a) of the Disclosure Schedules, the Company has at all times during the past five (5) years materially complied, and is now materially complying, with all Laws applicable to it or its business, properties or assets.

(b)          All material Permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such material Permits as of the Closing have been paid in full. Section 3.19(b) of the Disclosure Schedules lists all material Permits currently issued to the Company, including the names of the material Permits and their respective dates of issuance and expiration. To Seller’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any material Permit required to be set forth in Section 3.19(b) of the Disclosure Schedules.

Section 3.20         Environmental Matters.

(a)          Neither the Company nor the Seller has received from any Person any (i) Environmental Notice or Environmental Claim with respect to the business or assets of the Company or any real property currently or formerly owned, operated or leased by the Company, or (ii) written request for information pursuant to Environmental Law with respect to the business or assets of the Company or any real property currently or formerly owned, operated or leased by the Company, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing.

(b)          The Company has obtained and is in material compliance with all material Environmental Permits necessary for the ownership, lease, operation or use of the business or assets of the Company as currently conducted, and all such Environmental Permits are in full force and effect. With respect to any such Environmental Permits, Seller has undertaken all measures necessary to facilitate transferability of the same, and neither the Company nor Seller is aware of any condition, event or circumstance that might prevent or impede the transferability of the same.

(c)          Neither the Company nor Seller has received any Environmental Notice that any real property currently, or formerly, owned, operated or leased by the Company is listed on, or has been proposed for listing on, the National Priorities List under CERCLA, or any similar state list, and neither the Company nor Seller has received any notice that it is a potentially responsible party under CERCLA or any analogous Laws.

(d)          Except as set forth in Section 3.20(d) of the Disclosure Schedules, Seller has received no Environmental Notice of any Release of Hazardous Materials in contravention of Environmental Laws with respect to the business or assets of the Company or any real property currently or formerly owned, operated or leased by the Company that would reasonably be expected to result in a material Liability to Seller or the Company under Environmental Law, and neither the Company nor Seller has received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the business of the Company (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which would reasonably be expected to result in a material liability of Seller or the Company under Environmental Law.

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(e)          Neither Seller nor the Company has retained or assumed, by Contract or operation of Law, any Liabilities of third parties under Environmental Law.

(f)          To Seller’s Knowledge, there are no aboveground or underground storage tanks, landfills, land deposits or sumps located at any real property currently owned, operated or leased by the Company.

(g)         Seller has made available to Buyer in the Data Room all material reports, studies, audits, records, sampling data and site assessments with respect to compliance of the business or assets of the Company with Environmental Laws during the last five (5) years or environmental contamination at any real property currently or formerly owned, operated or leased by the Company that, in each case, are in the possession or reasonable control of Seller or Company.

(h)         The representations and warranties set forth in this Section 3.20 are Seller’s sole and exclusive representations and warranties regarding environmental matters.

Section 3.21         Employee Benefit Matters.

(a)          Section 3.21(a) of the Disclosure Schedules contains a list of each “employee benefit plan” (as defined in Section 3(3) of ERISA) whether or not subject to ERISA, retirement, employment, director, consulting, compensation, or deferred compensation, incentive, bonus, stock option, restricted stock, stock appreciation right, phantom equity, or equity-based, change in control, severance, vacation, paid time off, health, welfare, accident, sickness, death benefit, hospitalization, insurance, personnel policy, disability benefit and fringe-benefit agreement, plan, policy and program or arrangement, whether or not reduced to writing, in effect and covering one or more Employees, former employees of the Company, current or former directors of the Company, current or former consultants, independent contractors or other service providers of the Company or any Company Continuing Employee or the beneficiaries or dependents of any such Persons, and is maintained, sponsored, contributed to, or required to be contributed to by Parent, Seller, the Company, or any of their subsidiaries or ERISA Affiliates, or under which the Company has or is reasonably likely to have any Liability (each, a “Benefit Plan”).

(b)          With respect to each Benefit Plan, the Company has made available to Buyer true, complete and correct copies of the following (as applicable): (i) the written document evidencing such Benefit Plan or, with respect to any such Benefit Plan that is not in writing, a written description thereof; (ii) the summary plan description; (iii) any related trust agreements, insurance contracts or documents of any other funding arrangements; (iv) all amendments, modifications or supplements to any such document; (v) the two most recent actuarial reports; (vi) the most recent determination letter from the IRS; (vii) the three most recent Forms 5500 required to have been filed with the Internal Revenue Service, including all schedules thereto; (viii) any notices to or from the Internal Revenue Service or any office or representative of the Department of Labor or any other Governmental Authority relating to any compliance issues in respect of any such Benefit Plan. Section 3.21(b) of the Disclosure Schedule sets forth as of the date that is five (5) days before the date of this Agreement the accrued Liability for any such plans, programs and arrangements.

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(c)          Except as set forth in Section 3.21(c) of the Disclosure Schedules, each Benefit Plan and related trust complies with all applicable Laws and has been operated in accordance with its governing documents and all obligations, whether arising by operation of Law or by Contract, have been timely performed and there are no defaults, omissions or violations with respect to any Benefit Plan. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and, nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service. All benefits, contributions and premiums required by and due under the terms of each Benefit Plan or applicable Law have been timely paid in accordance with the terms of such Benefit Plan, the terms of all applicable Laws and GAAP. With respect to any Benefit Plan, no event has occurred or is reasonably expected to occur that has resulted in or would subject the Company to a Tax under Section 4971 of the Code or the assets of the Company to a lien under Section 430(k) of the Code. All “fiduciaries,” as defined in Section 3(21) of ERISA, with respect to the Benefit Plans have complied in all respects with the requirements of Section 404 of ERISA. Parent, Seller, the Company, their subsidiaries and ERISA Affiliates have in effect fiduciary liability insurance covering each fiduciary of the Benefit Plans.

(d)          Except as set forth in Schedule 3.21(d) of the Disclosure Schedules, neither Parent, Seller, the Company, nor any subsidiary or ERISA Affiliate thereof sponsors, maintains, contributes to or has any obligation to make contribution to, and has not ever sponsored, maintained, contributed to or had any obligation to make contributions to any “employee benefit plan” (as defined in Section 3(3) of ERISA) or any other employee benefit plan, program, Contract or arrangement that: (i) is or was subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; (ii) is or was a “multi-employer plan” (as defined in Section 3(37) of ERISA), or (iii) is or was employee benefit plan or arrangement Contract that is governed by the laws of any government outside of the United States. The Company has no Liability with respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA) or any other employee benefit plan, program, Contract or arrangement described in clause (i), (ii) or (iii) above.

(e)          Except as set forth in Section 3.21(e) of the Disclosure Schedules and other than as required under Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608, inclusive, of ERISA (“COBRA”) or other applicable Law, no employee benefit plan, program, agreement or arrangement sponsored, maintained or contributed to by Parent, Seller, the Company, or their subsidiaries or ERISA Affiliates or to which Parent, Seller, the Company, or their subsidiaries or ERISA Affiliates had an obligation to contribute to provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death). Parent, Seller, the Company and their subsidiaries and ERISA Affiliates, have, at all times, complied, and currently comply, in all material respects with the applicable continuation requirements for its welfare benefit plans, including (1) COBRA and (2) any applicable state statutes mandating health insurance continuation coverage for employees.

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(f)          Except as set forth in Section 3.21(f) of the Disclosure Schedules: (i) there is no pending or, to Seller’s Knowledge, threatened action relating to a Benefit Plan other than claims for benefits in the ordinary course of business; and (ii) no Benefit Plan is currently or has within the one (1) year prior to the Closing Date been the subject of an examination or audit by a Governmental Authority.

(g)         Except as set forth in Section 3.21(g) of the Disclosure Schedules, no Benefit Plan exists that could: (i) result in the payment to any Employee or Company Continuing Employee, director or consultant of any money or other property; (ii) accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Employee or Company Continuing Employee, director or consultant, except as a result of any partial plan termination resulting from this Agreement; or (iii) limit or restrict the ability of Buyer or its Affiliates to merge, amend or terminate any Benefit Plan, in each case, as a result of the execution of this Agreement. Neither the execution of this Agreement nor the consummation of the Transactions will result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

(h)         All persons who are employees for tax withholding and/or Benefit Plan purposes have been treated as employees.

(i)          Each Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code), including each award thereunder, has been operated since January 1, 2005 in good faith compliance with the applicable provisions of Section 409A of the Code and the Treasury Regulations and other official guidance issued thereunder (collectively, “Section 409A”) and has been since January 1, 2009, in documentary compliance with the applicable provisions of Section 409A; (ii) neither Parent, Seller, the Company nor any of their subsidiaries (1) have been required to report to any government entity or authority any corrections made or Taxes due as a result of a failure to comply with Section 409A and (2) have any indemnity or gross-up obligation for any Taxes or interest imposed or accelerated under Section 409A; (iii) nothing has occurred, whether by action or failure to act, or is reasonably expected or intended to occur, that would subject an individual having rights under any such Benefit Plan to accelerated Tax as a result of Section 409A or a Tax imposed under Section 409A; and (iv) for any Benefit Plan that is not intended to be subject to Section 409A because it is not a nonqualified deferred compensation plan under Treasury Regulations 1.409A-1(a)(2) through 1.409A-1(a)(5), or due to the application of Treasury Regulations Section 1.409A-1(b), all the conditions required to retain such treatment remain in effect and are not reasonably expected to change so as to subject such Benefit Plan to Section 409A.

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(j)          Except for Benefit Plans that are not subject to ERISA (all of which are set forth on Section 3.21(j) of the Disclosure Schedule), no Benefit Plan is a self-funded or self-insured arrangement, and, with respect to each Benefit Plan that is funded in whole or in part through an insurance policy, neither Parent, Seller, the Company, their subsidiaries and ERISA Affiliates have any liability in the nature of retroactive rate adjustment, loss-sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring on or before the date of this Agreement or is reasonably expected to have such liability with respect to periods through the Closing.

(k)         All reports and disclosures relating to each Benefit Plan required to be filed with or furnished to Governmental Authority (including the Internal Revenue Service and the Department of Labor), Benefit Plan participants or beneficiaries have been filed or furnished in all material respects in a timely manner in accordance with applicable law.

(l)          No Benefit Plan provides for any gross-up payment associated with any Taxes.

Section 3.22         Employment Matters.

(a)          The Company is not, and has not been at any time in the past three (3) years, a party to, or bound by, any collective bargaining or other agreement with a labor organization representing any of its employees. Within the three (3) year period prior to the Closing Date, there has not been, nor, to Seller’s Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting the Company.

(b)          The Company is, and has been at all times in the past three (3) years, in compliance in all material respects with all applicable Laws and Contracts pertaining to employment and employment practices (which includes, for the avoidance of doubt, employee health and safety Laws) to the extent they relate to employees or former employees of the Company. Except as set forth in Section 3.22(b) of the Disclosure Schedules, there are no actions, suits, claims, investigations or other legal proceedings against the Company pending, or to the Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former employee of the Company, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws or Contracts.

(c)          All workers of the Company are and have been properly classified and treated by the Company in accordance with applicable Laws with respect to compensation (including minimum wages and overtime pay) and with respect to being either an employee or an independent contractor.

(d)          The Company is not a party to any Contract: (i) that provides for a term of employment or that otherwise alters the at-will employment relationship for any of its employees; or (ii) that limits the Company’s right to change employee compensation and benefits in the Company’s discretion

(e)          To Seller’s Knowledge, (i) no executive, manager or group of employees of the Company intends to terminate his, her or their employment with the Company, and (ii) no Company employee is a party to any non-competition, non-interference, non-solicitation or other such agreement with any third party that purports to prevent or limit the activities of such employee in the course of working for the Company.

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(f)          The Company is and has not been: (i) a federal government contractor or subcontractor, (ii) subject to any affirmative action obligations under any Law including Executive Order 11246, the Vietnam Era Veterans’ Readjustment Assistance Act of 1974 or Section 503 of the Rehabilitation Act of 1973, and (iii) subject to the McNamara-O’Hara Service Contract Act, the Davis Bacon and Related Acts, or any similar wage law relating to federal government contractors and subcontractors.

(g)          The Company has at all times complied with the requirements of the Immigration Reform Control Act of 1986 and the Company’s obligations to properly complete and maintain employment verification paperwork to the extent required by applicable laws.

(h)          Section 3.22(h) of the Disclosure Schedules contains a complete and accurate list of the following information for each employee of the Company as of the Closing: name; job title; primary work location; Fair Labor Standards Act classification (exempt or non-exempt); base salary or hourly wage rate; current bonus or incentive compensation terms; other compensation and fringe benefits payable; total compensation paid in 2015; employment status (i.e., full-time, part-time, temporary, leased, etc.); active, leave or layoff status (including type of leave, if any, and expected return date); and any paid time off that is accrued but unused.

(i)          Section 3.22(i) of the Disclosure Schedules contains a complete and accurate list of the following information for each individual, non-employee worker of the Company as of the Closing: name; primary work location; work being performed; compensation rate; and date the current engagement with the Company began.

Section 3.23         Taxes.

(a)            Except as set forth in Section 3.23(a) of the Disclosure Schedules:

(i)          The Company has timely filed (after giving effect to extensions), all Income Tax Returns and other material Tax Returns (including all sales, use and franchise Tax Returns) required to be filed by it under applicable Laws. All such Tax Returns are true, complete and accurate in all material respects. All Taxes due or payable by or with respect to the Company have been timely paid, whether or not such Taxes are shown on any Tax Return. There are no Encumbrances with respect to Taxes upon any asset of the Company other than Encumbrances for Taxes not yet due or payable, or those Taxes described in Section 3.10(b) of the Disclosure Schedule which are being contested in good faith by appropriate procedures;

(ii)         The Company has withheld and timely paid to the appropriate Tax Authority all Taxes (including all sales, use and value-added Taxes) required to have been withheld and paid in connection with amounts received from or paid or owing to any employee, creditor, shareholder, individual independent contractor, equity holder, vendor, customer or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

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(iii)        Since January 1, 2010, no written claim has ever been made by a Tax Authority in a jurisdiction where the Company does not file a Tax Return that the Company is or is reasonably likely to be subject to or responsible for the payment of any Tax to that jurisdiction. There is no audit, claim, dispute or other proceeding concerning any Tax liability of the Company pending, or to the Knowledge of Seller, threatened. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax Returns required to be filed by or with respect to the Company, and none of the Seller or the Company has been requested to grant or approve any such agreement or waiver.

(iv)        Since April 30, 2002 and to Seller’s Knowledge prior to such date, the Company has never been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than such an Affiliated Group with respect to which Parent was the common parent).

(v)         The Company has no Liability for the Taxes of any other Person (x) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of Law) except with respect to Parent and its Subsidiaries, or (y) as a transferee or successor, by contract or otherwise. The Company is not party to or bound by any obligations under any Tax sharing, Tax allocation, Tax indemnity or similar agreement or arrangement, other than agreements entered into in the ordinary course of business the principal purpose of which is unrelated to Taxes.

(vi)        Within the last three (3) years, the Company has not distributed stock of another corporation, or has had its stock distributed by another corporation, in a transaction that was governed, or purported or intended to be governed, in whole or in part, by Section 355 or Section 361 of the Code or any similar provision of state, local or foreign Tax law.

(vii)       The Company will not be required to include any amount in taxable income or exclude any item of deduction or loss from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (a) any change in method of accounting for a taxable period ending on or prior to the Closing Date, (b) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (c) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income tax law) executed on or prior to the Closing Date, (d) any intercompany transactions or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision or administrative rule of federal, state, local or non-U.S. income tax law), (e) any installment sale or open transaction disposition made on or prior to the Closing Date, (f) any prepaid amount received on or prior to the Closing Date, or (g) any election under Section 108(i) of the Code.

(viii)      The Company has not (a) participated in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b) (as in effect at the relevant time) or any comparable regulations of jurisdictions other than the United States, or (b) engaged in any trade or business outside the United States or otherwise been subject to Tax by any foreign jurisdiction.

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(ix)         The Company has disclosed on its federal Income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal Income Tax within the meaning of Code Section 6662.

(x)          The aggregate unpaid Taxes of the Company (i) did not, as of the Interim Balance Sheet Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Balance Sheet and (ii) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with GAAP solely to reflect (A) payments of amounts included therein, or (B) Taxes incurred or Taxes paid in the ordinary course of Business subsequent to the date of the Interim Balance Sheet Date or pursuant to the transactions contemplated by this Agreement through the Closing Date.

(xi)         None of the assets of the Company constitute tax-exempt bond financed property within the meaning of Code Section 168, and none of such assets is subject to a lease, safe harbor lease or other arrangement as a result of which the Company is not treated as the owner for federal Income Tax purposes.

(xii)        In connection with or upon consummation of the Transactions, the Tax attributes of the Company (including any net operating losses, capital losses, deferred deductions and asset basis) will not be reduced by reason of Treasury Regulations Section 1.1502-36(d) or any comparable or similar provision of Law.

(xiii)       The assets of the Company are free and clear of all Encumbrances related to Taxes, other than those for Taxes not yet due or payable or those for Taxes described in Section 3.10(b) of the Disclosure Schedule, which are being contested in good faith by appropriate procedures.

(b)          Section 3.23(b) of the Disclosure Schedule lists all Income Tax Returns filed by or with respect to the Company for taxable periods beginning on or after January 1, 2010, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Seller has made available to Buyer in the Data Room complete copies of the Tax Returns, set forth on Section 3.23(b)(i) of the Disclosure Schedule, filed by or with respect to the Company for any taxable year beginning on or after January 1, 2010. There are no examination reports and statements of deficiencies assessed against or agreed to by or with respect to the Company since January 1, 2010.

Section 3.24         Indebtedness. Section 3.24 of the Disclosure Schedule sets forth all Indebtedness of the Company as of the Closing.

Section 3.25         Certain Business Relationships with the Company.

(a)          Except as set forth in Section 3.25(a) of the Disclosure Schedules, neither Seller nor any of its Affiliates is (i) party to any Contract with the Company or, within the past twenty-four (24) months, has been involved in any business arrangement or relationship with (A) the Company (other than in their employment capacity) or (B) any customer, distributor or supplier of the Company, (ii) owns any asset, tangible or intangible, that is used or held for use in the business of the Company or (iii) owns, directly or indirectly, any interest in (excepting less than two percent (2%) stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any Person that is a competitor, lessor, lessee, supplier, distributor, sales agent or customer of, or lender to or borrower from, (x) the Company or (y) any customer, distributor or supplier of the Company.

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(b)          Except as set forth in Section 3.25(b) of the Disclosure Schedules, to Seller’s Knowledge, no officer, director or employee of the Company, nor any parent, sibling, offspring or spouse of any officer, director or employee of the Company, is (i) party to any Contract with the Company or, within the past twenty-four (24) months, has been involved in any business arrangement or relationship with (A) the Company (other than in their employment capacity) or (B) any customer, distributor or supplier of the Company, (ii) owns any asset, tangible or intangible, that is used or held for use in the business of the Company or (iii) owns, directly or indirectly, any interest in (excepting less than two percent (2%) stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any Person that is a competitor, lessor, lessee, supplier, distributor, sales agent or customer of, or lender to or borrower from, (x) the Company or (y) any customer, distributor or supplier of the Company.

Section 3.26         Product and Service Warranty. Except as set forth in Section 3.26(a) of the Disclosure Schedule, each product manufactured, sold, marketed, designed, distributed, serviced, leased or delivered by the Company has been in conformity with all applicable material contractual commitments and all express and implied warranties, and the Company does not have any Liability (and, to Seller’s Knowledge, there is no reasonable basis for any present or future Action against any of them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product and service warranty claims set forth on the Interim Financial Statements. Section 3.26(b) of the Disclosure Schedule identifies (and Seller has made available to Buyer in the Data Room copies of) the standard terms and conditions of sale or service used by the Company (including any applicable guaranty, warranty and indemnity provisions) and the Company has not sold any goods or services to any customer or distributor pursuant to any Contract that deviates in any material manner from the standard terms and conditions set forth in Section 3.26(b) of the Disclosure Schedule. No product designed, manufactured, marketed, sold, distributed, serviced or delivered by the Company is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale set forth in Section 3.26(b) of the Disclosure Schedule.

Section 3.27         Product Liability.

(a)          Except as set forth in Section 3.27(a) of the Disclosure Schedule, the Company does not have, and is not reasonably likely to have, any material Liability in connection with any Action that is currently pending, or that, to Seller’s Knowledge, is threatened, against the Company arising out of any injury to individuals or property resulting from the possession or use of any product manufactured, sold, leased or delivered by the Company.

(b)          Except as set forth in Section 3.27(b) of the Disclosure Schedule, the Company has not instituted or been involved in any recall, whether voluntarily or as a result of any action by any Governmental Authority, of any product manufactured, sold, leased or delivered by the Company for any reason, including on account of any manufacturing or design defect, or issued any press release or public statements containing any statement advising its trade customers or end-users to treat such products as a potential health or safety risk.

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(c)          To the Knowledge of Seller, the application for the Trident Insurance Policies does not contain any untrue statement of a material fact, or omit to state a material fact; provided, however, that Seller makes no representations or warranties with respect to the facts contained in Section 3.27(c) of the Disclosure Schedule.

Section 3.28         Foreign Corrupt Practices. To the Knowledge of Seller, neither the Company, nor any of its Representatives or any other Person acting on its behalf has offered, paid, promised to pay, or authorized the payment of anything of value, including cash, checks, wire transfers, tangible and intangible gifts, favors, services, and those entertainment and travel expenses that go beyond what is reasonable and customary and of modest value, to (a) an executive, official, employee or agent of a Governmental Authority, (b) a director, officer, employee, or agent of a wholly or partially government-owned or -controlled company or business, (c) a political party or official thereof, or candidate for political office, or (d) an executive, official, employee or agent of a public international organization (e.g., the United Nations, World Bank or International Monetary Fund), in order to obtain, retain, or direct business to anyone. To the Knowledge of Seller, the Company is in material compliance with the Foreign Corrupt Practices Act of 1977 and similar antibribery and anticorruption Laws to which it is subject.

Section 3.29         Brokers. Except for Daroth, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Seller.

Section 3.30         No Other Representations and Warranties. Except for the representations and warranties contained in this Article III (including the related portions of the Disclosure Schedules), none of the Seller, the Company or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller or the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Buyer and its Representatives (including the Confidential Information Memorandum prepared by Daroth dated April 30, 2015 and all supplements thereto, including management presentations, and any information, documents or material made available to Buyer in the Data Room, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Company, or any representation or warranty arising from statute or otherwise in law; provided; however, that nothing herein or elsewhere in this Agreement will limit any remedy Buyer or any of its Affiliates may have for fraud committed by Seller or the Company, whether or not such fraud relates to a representation made in a written agreement.

Article IV
Representations and Warranties of Buyer

Buyer represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the Closing.

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Section 4.01         Organization and Authority of Buyer. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware. Buyer has all necessary limited liability company power and authority to enter into this Agreement and each other Transaction Document to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the Transactions have been duly authorized by all requisite action on the part of Buyer. This Agreement and each other Transaction Document to which it is a party has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by each counterparty hereto and thereto) this Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.02         No Conflicts; Consents. Neither the execution, delivery and performance by Buyer of this Agreement and any of the other Transaction Documents to which it is a party, nor the consummation of the Transactions, will: (a) result in a violation or breach of any provision of the certificate of formation and limited liability company agreement of Buyer; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time, or both, would constitute default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any material Contract to which Buyer is a party or by which Buyer is bound or to which any of Buyer’s properties and assets are subject, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on Buyer’s ability to consummate the Transactions. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the consummation of the Transactions, except such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which would not have a material adverse effect on Buyer’s ability to consummate the Transactions.

Section 4.03         Investment Purpose. Buyer is acquiring the Purchased Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Purchased Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Purchased Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer is able to bear the economic risk of holding the Purchased Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

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Section 4.04         Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Buyer.

Section 4.05         Legal Proceedings. There are no Actions pending or, to Buyer’s Knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the Transactions.

Section 4.06         Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller and the Company for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transactions, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Article III of this Agreement (including the related portions of the Disclosure Schedules); and (b) none of Seller, the Company or any other Person has made any representation or warranty as to Seller, the Company or this Agreement, except as expressly set forth in Article III of this Agreement (including the related portions of the Disclosure Schedules).

Section 4.07         No Other Representations and Warranties. Except for the representations and warranties contained in this Article IV (including the related portions of the Disclosure Schedules), neither the Buyer, nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Buyer; provided; however, that nothing herein or elsewhere in this Agreement will limit any remedy Seller or any of its Affiliates may have for fraud committed by Buyer, whether or not such fraud relates to a representation made in a written agreement.

Article V
Covenants

Section 5.01         Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Company, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources that are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law (including the rules and regulations of the Securities and Exchange Commission or any securities exchange upon which any securities of Seller, or any of its Affiliates are, or may later be, traded (the “Securities Requirement”), Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that (other than with respect to information disclosed in connection with the Securities Requirements) Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

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Section 5.02         Non-competition; Non-solicitation

(a)          For a period of five (5) years commencing on the Closing Date (the “Restricted Period”), neither Seller nor Parent shall, and shall not permit any of their respective Subsidiaries to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships between the Company and customers or suppliers of the Company. Notwithstanding the foregoing, Seller, Parent or any of their respective Subsidiaries may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller, Parent or any such Subsidiary is not a controlling Person of, or a member of a group that controls, such Person and does not, directly or indirectly, own five percent (5%) or more of any class of securities of such Person. For the avoidance of doubt, the provisions of this Section 5.02(a) shall not apply to any Person or an Affiliate of any Person (other than Seller, Parent or any of their respective Subsidiaries) that acquires Seller, Parent or any of their respective Subsidiaries, whether such acquisition is by purchase of all or substantially all of the assets of Seller, Parent or any of their respective Subsidiaries, or by merger or transfer of stock or other transaction resulting in the transfer of a majority of the capital stock of Seller, Parent or any of their respective Subsidiaries on a fully diluted basis; provided, however, that the provisions of this Section 5.02(a) shall apply to any Person surviving a direct merger to which Seller, Parent or any of their respective Subsidiaries are a party, but not to any Affiliate thereof (other than Seller, Parent or any of their respective Subsidiaries).

(b)          During the Restricted Period, Seller and Parent shall not, and shall not permit any of their respective Subsidiaries to, directly or indirectly: (i) hire or solicit any employee of the Company; (ii) encourage any such employee to leave such employment; or (iii) hire any such employee who has left such employment; provided, however, that nothing in this Section 5.02(b) shall prevent Seller, Parent or any of their respective Affiliates from hiring (x) any employee whose employment has been terminated by the Company or Buyer without cause or (y) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee; provided, further, that neither (1) a general solicitation of employment in any newspaper, magazine, trade publication or other media not specifically targeted at any of the Company’s employees nor (2) a referral by a recruiter or employment agency that has not specifically targeted any of the Company’s employees (and has been instructed not to do so) shall not, alone, be considered a solicitation for purposes of this Section 5.02(b).

(c)          During the Restricted Period, Seller and Parent shall not, and shall not permit any of their respective Subsidiaries to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any Restricted Customer for purposes of diverting their business or services from the Company or in order to provide services or products competitive with the services or products offered by the Company.

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(d)          Seller and Parent each acknowledges that a breach or threatened breach of this Section 5.02 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller or Parent of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(e)          Seller and Parent each acknowledges that the restrictions contained in this Section 5.02 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the Transactions. In the event that any covenant contained in this Section 5.02 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.02 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.03         Employees; Benefit Plans.

(a)          During the period commencing at the Closing and ending on December 31, 2016 (or if earlier, the date of the employee’s termination of employment with the Company), Buyer shall and shall cause the Company to provide each of Christopher Kliefoth, Stuart Itzkowitz, William Julien, Gregory Michalik, Erik Timothy and Clair Pu with: (i) base salary or hourly wages which are no less than the base salary or hourly wages provided by the Company immediately prior to the Closing; (ii) target bonus opportunities; and (iii) retirement and welfare benefits that are generally no less favorable in the aggregate than those provided by the Company immediately prior to the Closing.

(b)          With respect to any employee benefit plan maintained by Buyer or its Subsidiaries in which any Company Continuing Employees will participate effective as of the Closing, Buyer shall, or shall cause the Company to, recognize all service of the Company Continuing Employees with the Company or any of its Affiliates, as the case may be as if such service were with Buyer, for vesting and eligibility (but not for benefit accrual purposes) purposes in any Parent Benefit Plan in which such Company Continuing Employees may be eligible to participate after the Closing Date; provided, however, such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits or (y) such service was not recognized under the corresponding Benefit Plan.

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(c)          This Section 5.03 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.03, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.03. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 5.03 shall not create any right in any Employee or any other Person to any continued employment with the Company, Buyer or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.

Section 5.04         Director and Officer Indemnification.

(a)          Buyer agrees that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the Closing Date or who becomes prior to the Closing Date, an officer or director of the Company, as provided in the articles of incorporation or by-laws of the Company, in each case as in effect on the Closing Date, or pursuant to any other agreements in effect on the Closing Date and disclosed in Section 5.04(a) of the Disclosure Schedules, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms.

(b)          The obligations of Buyer and the Company under this Section 5.04 shall not be terminated or modified in such a manner as to adversely affect any director or officer to whom this Section 5.04 applies without the consent of such affected director or officer (it being expressly agreed that the directors and officers to whom this Section 5.04 applies shall be third-party beneficiaries of this Section 5.04, each of whom may enforce the provisions of this Section 5.04).

Section 5.05         Books and Records.

(a)          In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, and for any other reasonable purpose, including facilitation of Seller’s and Seller’s Affiliate’s 2015 audits, Pre-Closing Tax matters, Securities and Exchange Commission inquiries or investigations, or any other inquiry, investigation or regulatory submission undertaken or required by any Governmental Authority for a period of seven (7) years after the Closing, Buyer shall, to the extent necessary for such purpose:

(i)          retain the books and records (including personnel files and information that Seller or any of Seller’s Affiliates shall reasonably require in order for Seller or Seller’s Affiliates to timely complete its or their 2015 audits in accordance with its or their past practices.) of the Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company; and

(ii)         upon reasonable notice, afford the Representatives of Seller reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such books and records; and

(iii)        upon reasonable notice, afford the Representatives of Seller reasonable access and assure timely and prompt cooperation of the Company’s financial and other executive personnel for the purpose of verbal or written inquiry with regard to facilitating, completing, and filing, on a timely basis, the items set forth in Sections 5.05(a)(i) and 5.05(a)(ii) above.

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(b)          In order to facilitate the resolution of any claims made by or against or incurred by Buyer or the Company after the Closing, or for any other reasonable purpose (including facilitating any claims made by the Company under any Insurance Policies under which the Company is covered for occurrences, act or omissions occurring before the Closing or under the Trident Insurance Policies), for a period of seven (7) years following the Closing, Seller and Parent shall:

(i)          retain the books and records (including personnel files and the Insurance Policies and related documents) of Seller and/or Parent which relate to the Company and its operations for periods prior to the Closing; and

(ii)         upon reasonable notice, afford the Representatives of Buyer or the Company reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

(c)          None of Buyer, Seller or Parent shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 5.05 where such access would violate any Law.

Section 5.06         Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the Transactions or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of any such announcement. For the avoidance of doubt, Buyer and Company hereby consent to Parent’s filing of a current report on Form 8-K and all amendments thereto, and any other public filings, with respect to the United States Securities and Exchange Commission and the issuance of any and all related press releases to the extent required by or advisable under applicable Law or United States Securities and Exchange Commission rules, regulations or forms, or rules, regulations or forms of any exchange on which the securities of Parent now, or may in the future, be listed.

Section 5.07         Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the Transactions.

Section 5.08         Insurance Policies.

(a)          Neither Buyer nor Seller shall, and shall cause their respective Affiliates not to, take any action that would, or would be reasonably likely to, have the effect of terminating, interrupting, limiting or in any way interfering with the availability of coverage to the applicable insureds under the Trident Insurance Policies, including the failure to comply with conditions precedent to coverage under the Trident Insurance Policies. Each of Buyer and Seller shall, and shall cause their respective Affiliates to, take all commercially reasonable steps to ensure that the Trident Insurance Policies remain in full force and effect throughout the applicable periods of coverage.

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(b)          Buyer and Seller shall not and shall cause their respective Affiliates not to, take any action or fail to take any action that would, or would be reasonably likely to, have the effect of terminating, interrupting, limiting or in any way interfering with the availability of coverage to the Company under any Insurance Policies for which coverage extends to the Company for occurrences, acts or omissions occurring prior to the Closing, including the failure to comply with conditions precedent to coverage under such Insurance Policies. Each of Buyer and Seller shall, and shall cause their respective Affiliates to, take all commercially reasonable steps to ensure that such Insurance Policies remain in full force and effect throughout the applicable periods of coverage.

(c)          With respect to any “claims made” Insurance Policies as set forth in Section 5.08(c) of the Disclosure Schedules, for a period of six (6) years following the Closing Date, Seller shall ensure that such Insurance Policies (and any renewals or replacements thereof) continue to extend coverage (in scope, quality and coverage amount substantially similar to those Insurance Policies in effect on the date hereof) to the Company (as a past subsidiary of Seller or Parent) for occurrences, acts or omissions occurring prior to the Closing, but for which claims are made after Closing.

(d)          Seller shall retain any benefit or credit received for any retrospective premium adjustments with respect to the Insurance Policies and the Company shall have no claim or right to any such benefits or credits.

Section 5.09         Company Accounts. Following the Closing, Seller and Parent shall, and shall cause their Affiliates to, within two Business Days forward to Buyer any Cash received by Seller, Parent or any of their Affiliates (including any and all wire transfer payments), and any checks, drafts or other instruments payable to Parent or Seller will, when so delivered, bear all endorsements required to effectuate the transfer of the same to Buyer, to the extent that such Cash and other payments received relate to the Company (collectively, the “Post-Closing Company Receipts”). In furtherance of the forgoing, each of Seller and Parent shall, and shall cause each of their Affiliates to, take all steps reasonably necessary (including delivering any such documentation as reasonably requested by any financial institution) to allow the Company to draft all Post-Closing Company Receipts from the Company Accounts.

Section 5.10         Notices of Termination, Resignation, Disability, or Death. If Buyer terminates Christopher Kliefoth, Stuart Itzkowitz, William Julien, Gregory Michalik, and/or Erik Timothy, or if any of the foregoing individuals resigns, becomes disabled, or dies, within the twelve (12) month period beginning on the Closing Date, Buyer will immediately provide written notice of such termination, resignation, disability, or death to the Seller and such written notice shall contain the following information: (i) the date of termination, resignation, disability or death; (ii) the reason for termination or resignation; and (iii) the amount of any severance or other payments paid or payable to such employee(s) as a result of his termination, resignation, disability or death.

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Section 5.11         Intercompany Arrangements. Effective as of the Closing, (i) all Intercompany Payables & Receivables shall be settled (either by contribution to capital, distribution or repayment in full), and (ii) except for the Contracts listed on Section 5.11 of the Disclosure Schedules, all Contracts between the Seller or any of its direct or indirect Subsidiaries (other than the Company), on the one hand, and the Company, on the other hand, shall be terminated without any liability to any party thereto.

Section 5.12         Sale of Real Property. Each of Seller and Parent hereby agree that if Seller sells the entire fee interest in the property located at 10333 Windhorst Road, Tampa, FL 33619 (the “Tampa Property”) on or prior to August 11, 2017, Seller will, not later than ten (10) Business Days following the closing of any such sale, deliver to the Escrow Agent, the lesser of (a) $400,000 and (b) the amount of cash received in connection with such sale (net of Taxes, fees and expenses incurred in connection with such sale), with the instruction that such amount is to be added to the Escrow Fund held by the Escrow Agent and distributed in accordance with the terms of the Escrow Agreement.

Section 5.13         Maintenance of and No Changes to Trident Insurance Policies.

(a)          Each of the Company and Buyer hereby agree that at any time during which any claim can be made under any of the Trident Insurance Policies, as in effect on the date hereof, or any longer period any claim can be made under such policies (the “Policy Period”), neither the Company nor Buyer will (i) terminate any Trident Insurance Policy, or (ii) amend the terms of any Trident Insurance Policy (x) to reduce Seller’s and/or Parent’s coverage thereunder, (y) to cause Seller and/or Parent to be removed as a named insured thereunder, or (z) to make any change to any broker of record on any of the Trident Insurance Policies (each of the foregoing, a “Policy Event”) without Parent’s prior written consent. Each of Parent, Seller, the Company, and Buyer hereby agree that, at any time during which any of the Trident Insurance Policies is in effect, none of them, individually or collectively, will take any action that would, is intended to, or would be reasonably likely to result in a Policy Event.

(b)          The Buyer and the Company hereby represent and warrant and agree that (i) the Company has delivered instructions to Wells Fargo Insurance Services USA, Inc., or its applicable Affiliate (in its capacity as broker for the Trident Insurance Policies, the “Broker”), such that only the Chairman of the Board of the Company can provide notice with respect to any of the Trident Insurance Policies or give any instructions to initiate a Policy Event, (ii) the Company has not revoked such instructions, and (iii) the Company covenants that it will not revoke such instructions. If (A) the Chairman of the Board of the Company instructs the Broker to initiate a Policy Event, or (B) the Company instructs the Broker to initiate a Policy Event and a Policy Event occurs, then in addition to all other rights and remedies available to Parent or Seller at law, or in equity, a “Policy Default” shall be deemed to occur.

(c)          I If (i) a Person other than the Company instructs the Broker to initiate a Policy Event, and (ii) the Chairman of the Board of the Company receives notice or becomes aware of such Policy Event, and (iii) the Company does not as soon as possible cause the affected Trident Insurance Policies to be restored and/or reinstated, as applicable, to the same condition they were in prior to such Policy Event (“Restoration Action”), then in addition to all other rights and remedies available to Parent or Seller at law, or in equity, a “Policy Default” shall be deemed to occur.

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(d)          If (i) a Policy Event occurs of which the Chairman of the Board of the Company does not have actual or constructive knowledge, (ii) Parent notifies the Chairman of the Board of the Company of such Policy Event, and (iii) Company does not as soon as possible effect a Restoration Action, then in addition to all other rights and remedies available to Parent or Seller at law, or in equity, a “Policy Default” shall be deemed to occur.

(e)          Upon the occurrence of a “Policy Default”: (i) the Company shall indemnify Parent and Seller for any Losses incurred by Parent and/or Seller, as applicable, in connection with any Trident Product Liability; provided, however, that such indemnification obligation shall cease at the termination of the Policy Period, except with respect to any claim made by Parent or Seller prior to the termination of such Policy Period, for which the indemnification set forth above shall survive until final resolution of each such matter, (ii) with respect to Seller’s obligations to indemnify, but not Seller’s rights to indemnification, all of Article VII (except Section 7.10) shall become void and of no effect, and (iii) Section 5.02(a) shall become void and of no effect, in each case effective as of the date of such Policy Event.

(f)          If requested by Seller or Parent from time to time (but not more frequently than annually), within thirty (30) days following such request, the Company shall (i) provide written confirmation and evidence to Seller and Parent reasonably satisfactory to Seller and Parent that no Policy Event has occurred, and (ii)furnish to Seller and Parent a certificate or certificates from the Broker that Seller and Parent are each listed as a named insured on each of the Trident Insurance Policies.

Section 5.14         Profit Sharing Plan Payments. Parent and Seller shall make when due all payments due to the current and former employees of the Company under any profit sharing plans maintained or sponsored by Parent, Seller or the Company prior to the date hereof.

Article VI
Tax Matters

Section 6.01         Transfer Taxes. Each of Seller and Buyer shall pay any Transfer Taxes imposed on it by Law as a result of the Transactions, but, notwithstanding any requirement of Law, Seller shall bear fifty percent (50%) and Buyer shall bear fifty percent (50%) of all such Transfer Taxes. Accordingly, if Buyer or Seller is required by Law to pay any Transfer Taxes in excess of its allocable fifty percent (50%) share, the other party shall promptly reimburse the paying party for such excess Transfer Taxes. Seller and Buyer shall timely file their own Transfer Tax Returns as required by applicable Law and shall notify the other parties hereto when such filing have been made. Seller and Buyer shall cooperate and consult with each other prior to filing such Transfer Tax Returns to ensure that all such returns are filed in a consistent manner. This Section 6.01 (and not Section 6.03) shall govern which of Buyer or Seller is responsible for the payment of Transfer Taxes that arise as a result of the Transactions.

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Section 6.02         Tax Returns. Except as otherwise required by applicable Law, any Tax Return to be prepared pursuant to the provisions of this Section 6.02 with respect to a Pre-Closing Tax Period shall be prepared in a manner consistent with practices followed by the Company in prior years with respect to similar Tax Returns and without a change of any election or any accounting method, except for changes required by applicable Tax Laws or changes in fact. Except as otherwise required by applicable Law or permitted by this Agreement, neither Buyer nor Seller shall file an amended Tax Return, or permit the Company or any of their Affiliates to file an amended Tax Return, with respect to the Company for any Pre-Closing Tax Period without obtaining the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. The following provisions shall govern the allocation of responsibility as between the Parties for certain Tax matters following the Closing Date:

(a)          Seller shall prepare, or cause to be prepared, at Seller’s expense, all Tax Returns required to be filed by the Company after the Closing Date with respect to a Pre-Closing Tax Period. Seller shall deliver to Buyer a copy of each such Tax Return (together with schedules, statements and, to the extent reasonably requested by Buyer, supporting documentation) at least forty (40) days prior to the due date (including extensions) of such Tax Return. If Buyer objects to any item on any such Tax Return, it shall, within twenty (20) days after delivery of such Tax Return, notify Seller in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Buyer and Seller shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Buyer and Seller are unable to reach such agreement within ten (10) days after receipt by Seller of such notice, the disputed items shall be resolved by the Independent Accountant in a manner consistent with Section 6.02(c).

(b)          Buyer shall prepare, or cause to be prepared, at Buyer’s expense, all Tax Returns required to be filed by the Company after the Closing Date with respect to a Straddle Period. Buyer shall deliver to Seller a copy of each such Tax Return (together with schedules, statements and, to the extent reasonably requested by Seller, supporting documentation) at least forty (40) days prior to the due date (including extensions) of such Tax Return; provided, however, if such Tax Return is required to be filed within ninety (90) days after Closing, Buyer shall provide a copy of such Tax Return to Seller as soon as reasonably practicable. If Seller objects to any item on any such Tax Return, it shall, within twenty (20) days after delivery of such Tax Return, notify Buyer in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Buyer and Seller shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Buyer and Seller are unable to reach such agreement within ten (10) days after receipt by Buyer of such notice, the disputed items shall be resolved by the Independent Accountant in a manner consistent with Section 6.02(c).

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(c)          In the event Buyer and Seller are unable to agree on any issue timely-raised by the other party pursuant to Section 6.02(a) or Section 6.02(b), Buyer and Seller shall engage the Independent Accountant to resolve the matter, and the Independent Accountant’s determination shall be final and binding on the Parties. Buyer and Seller shall direct the Independent Accountant to resolve the dispute in a manner consistent with (and in conformity to) the terms of this Agreement within twenty (20) days after the item has been referred to it. Notwithstanding anything to the contrary in this Section 6.02(c), the party responsible pursuant to Section 6.02(a) or Section 6.02(b) for preparing the disputed Tax Return shall be entitled to file on behalf of the Company, or cause to be filed, the applicable Tax Return without having incorporated the disagreed upon changes to avoid a late filing of such Tax Return. If the Independent Accountant’s resolution of the dispute necessitates that a Tax Return filed in accordance with the previous sentence be amended, then the party responsible pursuant to Section 6.02(a) or Section 6.02(b) for preparing the disputed Tax Return shall cause an amended Tax Return to be filed that reflects such resolution. The fees and expenses of the Independent Accountant shall be borne by each party in the percentage inversely proportionate to the percentage of the total items submitted for dispute that are resolved in such party’s favor, and the provisions in Section 2.03(c) regarding the execution of the Independent Accountant’s engagement letter shall apply, mutatis mutandis, to any engagement of the Independent Accountant pursuant to this Section 6.02(c). The preparation and filing of any Tax Return of the Company that does not relate to a Pre-Closing Tax Period or a Straddle Period shall be exclusively within the control of Buyer.

(d)          To the extent permitted or required by Law or administrative practice, the taxable year of the Company shall be treated as closing on (and including) the Closing Date. In the case of any Straddle Period, (i) the amount of any sales or use Tax, value-added Tax, employment Tax, withholding Tax, and any Tax based on or measured by income, profits or receipts, in each instance imposed upon or payable by or with respect to the Company for the Pre-Closing Straddle Period shall be determined based on an interim closing of the books of Company as of the end of the Closing Date, and (ii) the amount of any Taxes other than a sales or use Tax, value-added Tax, employment Tax, withholding Tax, or Tax based on or measured by income, profits or receipts Taxes of the Company for the Pre-Closing Straddle Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on and including the Closing Date and the denominator of which is the total number of days in such Straddle Period; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a pro rata per diem basis.

Section 6.03         Liability for Taxes. Seller shall be liable for and pay, and pursuant to Article VII (and subject to the limitations thereof), shall indemnify and hold harmless Buyer and each of the Company and other Buyer Indemnitees from and against any and all of the following Taxes (collectively, the “Seller Taxes”): (A) Taxes imposed on or payable by Seller, or for which Seller may otherwise be liable, regardless of the Tax period to which such Taxes relate, including Taxes incurred or payable by Seller or any of its Affiliates upon the consummation of the Transaction; (B) Taxes imposed on or payable by the Company, or for which the Company may be liable whether as a transferee or successor (including upon merger, liquidation or otherwise), by contract, Law or otherwise (including all sales Taxes, use Taxes, and withholding Taxes) in each instance with respect to any Pre-Closing Tax Period, or any Pre-Closing Straddle Period as determined in accordance with Section 6.02(d) and; (C) Taxes imposed on or payable by or with respect to the Company by reason of it having been a member of an Affiliated Group on or prior to the Closing Date, including Taxes payable on income and gain recognized by the Company under Treasury Regulation Section 1.1502-13 or any analogous or similar provision of foreign, state or local Law; and (D) Taxes of any member of any Affiliated Group of which the Company (or any predecessor of the Company, whether by merger, liquidation or otherwise) was a member on or prior to the Closing Date by reason of Treasury Regulations Section 1.1502-6(a) or any analogous or similar provision of foreign, state or local Law; provided, however, the term “Seller Taxes” shall not include the amount of any Taxes to the extent such Taxes are reflected as a liability and included in the calculation of Closing Working Capital as finally determined in accordance with Section 2.03. The amount of Seller Taxes shall include all reasonable out-of-pocket fees and expenses (including reasonable attorneys’ and accountants’ fees) incurred by Buyer, the Company and each other Buyer Indemnitees from or in connection therewith. Seller shall reimburse Buyer for any Seller Taxes paid by Buyer, the Company or any Buyer Indemnitee within five (5) days prior to the earlier of (i) the date on which such Taxes are paid by Buyer, the Company or a Buyer Indemnitee, or (ii) the date on which Buyer provides written notice to Seller.

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Section 6.04         Contest Provisions. Each of Buyer and Seller shall promptly notify the other in writing upon receipt (including receipt by Affiliates of Buyer or Seller) of any written notice of any pending or threatened federal, state, local or foreign Tax audits, examinations or assessments or administrative or court proceeding which might reasonably be expected to affect the Tax liabilities of the Company with respect to any Pre-Closing Tax Period or any Straddle Period. With respect to such proceeding that pertains to a Pre-Closing Tax Period, Seller shall have the right to control any such Tax audit, examination, assessment or proceeding, and to employ counsel of its choice at its expense; provided, however, that Buyer and its representatives shall be permitted, at Buyer’s expense, to be present at, and participate in, any such audit, examination, assessment or proceeding. With respect to such proceeding that pertain to a Straddle Period, Buyer shall have the sole right to control any such Tax audit, examination, assessment or proceeding, and to employ counsel of its choice at its expense; provided, however, that Seller and its representatives shall be permitted, at Seller’s expense, to be present at, and participate in, any such audit, examination, assessment or proceeding. None of Seller or any of its Affiliates (with respect to a proceeding involving a Pre-Closing Tax Period), and neither Buyer nor any of its Affiliates (with respect to a proceeding involving a Straddle Period) shall be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes which could reasonably be expected to adversely affect the liability for Taxes for which the other party may be liable under this Agreement without the prior written consent of the other party (which shall not be unreasonably delayed, conditioned or withheld).

Section 6.05         Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date. After such date, none of the Company, Seller nor any of Seller’s Affiliates and their respective Representatives shall have any further rights or liabilities thereunder.

Section 6.06         Elections Under Section 338 of the Code. Buyer shall not make any election under Section 338 of the Code or any other Law that would result in the treatment of the acquisition contemplated by this Agreement as an asset acquisition for Tax purposes.

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Section 6.07         Tax Refunds. Except to the extent included in the calculation of Closing Working Capital, as finally determined in accordance with Section 2.03, any refund of Taxes paid or payable by or with respect to the Company with respect to a Pre-Closing Tax Period or Pre-Closing Straddle Period shall, when actually realized by the Company (whether by refund, credit, overpayment or offset against other Taxes due and payable), be paid to Seller (net of any fees, expenses and additional Taxes incurred or payable by the Company or any of its Affiliates in connection with its receipt of such Tax refund), within ten (10) days after receipt thereof, if attributable to any Tax period or portion thereof ending on or before the Closing Date. For purposes of this Section 6.07, Tax refunds attributable to a Straddle Period shall be allocated in a manner consistent with Section 6.02(d). Buyer shall take such actions as reasonably requested by Seller in writing to obtain any refund to which Seller is entitled under this Section 6.07; provided, however, Seller shall pay all costs incurred by Buyer and its Affiliates (including the Company) in seeking to obtain such Tax Refund; and provided, further, that none of Buyer or its Affiliates (including the Company) shall be required to litigate before any court, or to institute or defend any administrative proceeding, in order to obtain such Tax refund. Notwithstanding the forgoing, none of Buyer or its Affiliates (including the Company) shall be required to take any Action under this Section 6.07 if Buyer reasonably believes that such action would have an adverse effect on Buyer or any of its Affiliates (including the Company).

Section 6.08         Consolidated Tax Filings and Elections.

(a)          For purposes of Treasury Regulations Section 1.1502-76(b)(1)(ii)(A) and (B) (and for purposes of similar provisions under state, local and foreign Law), Seller and Buyer agree that the Company’s status as members of Seller’s Affiliated Group shall cease as of the end of the Closing Date. Except as otherwise provided herein, all transactions which occur by or with respect to the Company on the Closing Date shall for all Tax purposes be treated as occurring on the Closing Date, and all Taxes resulting from or incurred as a consequence of any such transactions shall be borne by Seller and not Buyer or the Company.

(b)          If Buyer believes the Tax attributes of the Company may be reduced by reason of Treasury Regulations Section 1.1502-36(d), then, upon Buyer’s written request, Seller shall (i) promptly notify Buyer in writing of the due date (including extensions) for the timely filing of the federal Income Tax Return that will be filed by Seller and its Affiliates for the taxable year that includes the issuance and purchase of the Purchased Shares and the redemption of the Redeemed Shares pursuant to this Agreement and (ii) provide to Buyer such computations and supporting documents as Buyer shall reasonably request in order for Buyer to prepare and timely deliver to Seller the Unified Loss Election (as defined below); provided, however, that Buyer shall reimburse Seller for one-half of all reasonable third-party costs and expenses incurred by Seller and its Affiliates in the compilation and provision of such computations and supporting documents to Buyer pursuant to this Section 6.08; provided, further, that if any such information is identified in writing by Seller, or marked, as confidential or proprietary, then Buyer shall not disclose such information to any other Person (other than its accountants, attorneys and other advisors who have been advised of the confidential nature of such information).

(c)          Within ten (10) days of Seller’s receipt of the Unified Loss Election provided by Buyer, Seller shall provide Buyer with any objections to the Unified Loss Election and the reduction set forth therein. If Seller timely objects to the Unified Loss Election prepared by Buyer or the reduction set forth therein, then Buyer and Seller shall jointly retain the appropriate group of the Independent Accountant to resolve the dispute in accordance with the dispute resolution procedures set forth in Section 2.03(e), mutatis mutandis, including the provisions regarding the responsibility for the fees and expenses of the Independent Accountant.

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(d)          Upon (i) the agreement of Buyer and Seller, (ii) Seller’s failure to timely object to the Unified Loss Election provided to it by Buyer or (iii) the final determination of the Independent Accountant pursuant to this Section 6.08(b), in each case that the Tax attributes of the Company may be reduced by reason of Treasury Regulations Section 1.1502-36(d), then Parent (as the common parent of the Affiliated Group that includes Seller) shall timely make an election under Treasury Regulations Section 1.1502-36(d)(6)(i)(A) to reduce Seller’s Tax bases in the Redeemed Shares to the maximum extent necessary to ensure that the Tax attributes of the Company are not reduced by reason of Treasury Regulations Section 1.1502-36(d) (the “Unified Loss Election”).

Section 6.09         Tax Treatment of Sale. To the extent permitted by Law, (i) the redemption by the Company from the Seller of the Redeemed Shares, to the extent of the proceeds of the Credit Facilities, shall be treated for U.S. federal income tax purposes as a distribution in part or full payment in exchange for the stock under Code Section 302(a) and that the Seller, Buyer, and (ii) the Company will prepare and file all Tax Returns in a manner consistent with such treatment.

Article VII
Indemnification

Section 7.01         Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date; provided, however, that the representations and warranties contained in Section 3.27(c) shall survive the Closing and shall remain in full force and effect until the date that is sixty (60) months from the Closing Date; provided, further, that the representations and warranties in (a) Section 3.01, Section 3.03, Section 3.04, Section 3.10, Section 3.20, Section 3.21, Section 3.23, Section 3.24, Section 4.01 and Section 4.04 the (“Fundamental Representations”) shall survive the Closing and remain in full force and effect for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus ninety (90) days; provided, further, that if there is no applicable statute of limitations, then the Fundamental Representations shall survive the Closing and remain in full force and effect until the sixth (6th) anniversary of the Closing Date. In no event shall any survival period set forth in this Section 7.01 be extended for any reason. All covenants and agreements of the parties contained herein shall survive the Closing for the period contemplated by its express terms or, in the absence of such terms, until the expiration of the applicable statute of limitations with respect to such covenant or agreement (giving effect to any waiver, mitigation or extension thereof) plus ninety (90) days. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved. Notwithstanding the foregoing, with respect to Section 3.27(c) only, the expiration of the sixty (60)-month survival period therefor shall not be a bar to any claims asserted in good faith with reasonable specificity and in writing by notice from the non-breaching party to the breaching party hereunder after the expiration of such sixty (60)-month survival period to the extent such claims are based on actions or events occurring or claims arising prior to the end of such sixty (60)-month survival period; provided, however, that, subject to Section 7.09, (x) with respect to a claim based on actions or events occurring or claims arising during the first forty-eight (48) months of such sixty (60)-month survival period, no claim with respect to a breach of the representations and warranties set forth in Section 3.27(c) may be brought after the date that is seventy-two (72) months after the Closing Date and (y) with respect to a claim based on actions or events occurring or claims arising during the last twelve (12) months of such sixty (60)-month survival period, no claim with respect to a breach of the representations and warranties set forth in Section 3.27(c) may be brought after the date that is seventy-five (75) months after the Closing Date.

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Section 7.02         Indemnification By Seller. Subject to the other terms and conditions of this Article VII, Seller shall indemnify and defend each of Buyer and its Affiliates (including the Company) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, any of the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)          any inaccuracy in or breach of any of the representations or warranties of Seller (except Section 3.27(c)) contained in this Agreement;

(b)          any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement;

(c)          any Closing Transaction Expenses that were not included on the Final Closing Statement;

(d)          any Existing Debt that was not included on the Final Closing Statement;

(e)          any Seller Taxes;

(f)          any Liability of the Company related to retrospective premium adjustments or other experience-based Liability related to the Insurance Policies;

(g)          subject to Section 7.09, any breach of any of the representations or warranties of Seller contained in Section 3.27(c) if the untrue statement of material fact or omission of material fact underlying such breach was one of the bases upon which the carrier of the Trident Insurance Policies denied coverage thereunder as determined in accordance with Section 7.09; and

(h)          any severance payments owed to any of the Company’s employees pursuant to any Benefit Plan or other written agreement in effect as of the Closing between such employee, on the one hand, and Seller, the Company and/or any of their Affiliates, on the other hand.

Section 7.03         Indemnification By Buyer and the Company. Subject to the other terms and conditions of this Article VII, Buyer and the Company, jointly and severally, shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, any of Seller Indemnitees based upon, arising out of, with respect to or by reason of:

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(a)          any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement;

(b)          any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; or

(c)          any Policy Default described in Section 5.13.

Section 7.04         Certain Limitations. The party making a claim under this Article VII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VII is referred to as the “Indemnifying Party”. The indemnification provided for in Section 7.02 and Section 7.03 shall be subject to the following limitations:

(a)          The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 7.02(a) or Section 7.03(a), as the case may be, until the aggregate amount of all Losses in respect of indemnification under Section 7.02(a) or Section 7.03(a), as the case may be, exceeds One Hundred Fifty Thousand Dollars ($150,000) (the “Basket”), in which event the Indemnifying Party shall be required to pay or be liable for all such Losses from the first dollar without regard to the Basket. With respect to any claim as to which the Indemnified Party may be entitled to indemnification under Section 7.02(a) or Section 7.03(a), as the case may be, the Indemnifying Party shall not be liable for any individual or series of related Losses which do not exceed Five Thousand Dollars ($5,000) (which Losses shall not be counted toward the Basket).

(b)          The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 7.02(a) or Section 7.03(a), as the case may be, shall not exceed Two Million Three Hundred Thousand Dollars ($2,300,000), provided, however, with respect to breaches of Section 3.27(c), the aggregate amount of all Losses for which the Seller will be liable shall not exceed the Purchase Price and Seller shall not be liable for any such individual or series of related Losses which do not exceed Five Thousand Dollars ($5,000)

(c)          Notwithstanding anything in this Agreement to the contrary, the limitations set forth in this Section 7.04 shall not apply to (i) Losses incurred in connection with or arising from any breach of or inaccuracy in any Fundamental Representation; (ii) Losses incurred in connection with or arising from any Policy Default; or (iii) in the case of fraud or intentional misrepresentation.

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(d)          Payments by an Indemnifying Party pursuant to Section 7.02 or Section 7.03 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds actually received by the Indemnified Party (or the Company) in respect of any such claim. The Indemnified Party shall use its commercially reasonable efforts (which shall not include bringing a lawsuit or arbitration proceeding against any insurer) to recover under applicable insurance policies for any Losses prior to being entitled to indemnification under this Agreement; provided, however, that the Indemnified Party shall still be entitled to assert a claim for indemnification prior to attempting to so recover under applicable insurance policies, and such claim shall not, therefore, be barred by any subsequent expiration of the applicable survival period. In the event the Indemnified Party recovers proceeds or benefits under any insurance policy relating to a Loss after it receives payment or other credit from the Indemnifying Party under this Agreement with respect to such Loss, then the Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or credit provided by such Indemnifying Party in connection with such Loss up to (i) the amount of such payment or credit or (ii) the amount of such insurance proceeds or benefits, whichever is less, in either case, net of any expenses or costs incurred by the Indemnified Party by reason of making such claim or collecting such amount.

(e)          Each Indemnified Party shall take, and cause its Affiliates to take, all commercially reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that such Indemnified Party reasonably expects to, or does, give rise thereto.

(f)          For purposes of determining the amount of Losses for which a Person is entitled to indemnification under this Article VII, and for determining whether a representation, warranty or covenant has been breached, the parties hereto agree to disregard all qualifications and exceptions contained in any representations, warranties or covenants relating to materiality, Material Adverse Effect or words of similar import.

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Section 7.05         Indemnification Procedures.

(a)          Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof. The failure to give such reasonably prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party within fifteen (15) days of being notified of such Third-Party Claim, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel that is reasonably satisfactory to the Indemnified Party, and the Indemnified Party shall cooperate in good faith in such defense; provided, however, that the Indemnifying Party shall only be able to conduct the defense of the Third-Party Claim if (i) it has provided the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party has adequate financial resources to defend against the Third-Party Claim and fulfill its obligations under this Article VII, and (ii) the Third-Party Claim does not (A) relate to any criminal Action (B) involve damages that, when added to all other damages and other Losses for which such Indemnified Party and the other Buyer Indemnitees or Seller Indemnitees (as applicable) have previously sought indemnification pursuant to this Article VII are either less than the Basket or materially in excess of the amounts for which such Indemnifying Party (or Indemnifying Parties, as applicable) would be liable hereunder (based on reasonable estimates thereof), or (C) would create a conflict of interest on the part of the Indemnifying Party. So long as the Indemnifying Party is conducting the defense of a Third-Party Claim pursuant to the provisions of this Section 7.05(a), the Indemnifying Party shall keep the Indemnified Party timely advised of all material events with respect to any Third-Party Claim. The election by the Indemnifying Party of the defense of any Third-Party Claim shall conclusively establish for purposes of this Agreement that the Indemnified Party is entitled to relief under this Agreement for any Loss arising, directly or indirectly, from or in connection with such Third-Party Claim, subject to the limitations set forth in Section 7.04. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party; provided, however, that if in the reasonable opinion of counsel to the Indemnified Party, (x) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (y) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third-Party Claim, the Indemnified Party may, subject to Section 7.05(b), pay, compromise, defend such Third-Party Claim and the Indemnifying Party should be responsible for any and all Losses based upon, arising from or relating to such Third-Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 5.05) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b)          Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into a settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as provided in this Section 7.05(b). If a firm offer is made to settle a Third-Party Claim without leading to Liability or the creation of a financial or other obligation on the part of the Indemnified Party, the settlement does not involve the admission of fault or violation of Law by or on behalf of the Indemnified Party, the settlement provides, in customary form, for the unconditional release of each Indemnified Party from all Liabilities and obligations in connection with such Third-Party Claim, the settlement is not reasonably likely to be detrimental to the reputation or business prospects of the Company or the Indemnified Party, the settlement does not impose an injunction or other equitable relief upon the Company or the Indemnified Party and the Indemnifying Party desires to accept and agree to such offer, then the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within fifteen (15) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum Liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 7.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

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(c)          Policy Default Claim Procedures. In the event of any Action involving a Seller Indemnified Party with respect to any actual or potential Liability arising out of or in connection with Section 5.13, Section 7.05 shall not apply and, therefore, for the avoidance of doubt, the Seller shall have the sole right to control the defense of such Action and the Seller shall have the right to settle any such Action in its sole discretion; provided, however, that Seller shall not enter into a settlement of any such Action without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 7.06         Payments. Any amounts owed by Seller for indemnification to any Buyer Indemnitee under Section 7.02, may be satisfied, at Buyer’s election, either: (a) as a claim against Seller or (b) as a payment by the Escrow Agent from the amount held by the Escrow Agent pursuant to the terms of the Escrow Agreement.

Section 7.07         Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 7.08         Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

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Section 7.09         Trident Product Liability. Notwithstanding anything contained in this Article VII or in any other Article of this Agreement to the contrary, the Buyer Indemnified Parties’ exclusive rights, claims and remedies at law and/or equity vis-a-vis Seller and exclusive source of recovery for any Trident Product Liability (other than with respect to a breach of the representations and warranties set forth in Section 3.27(c), fraud or willful misconduct (as determined by a final, binding, non-appealable judgment by a court of competent jurisdiction)) shall be the Trident Insurance Policies and in no event shall Seller indemnify, or be required to indemnify, any Buyer Indemnified Party for any Trident Product Liability. In the event of any Action involving a Buyer Indemnified Party with respect to any actual or potential Trident Product Liability, Section 7.05 shall not apply and, therefore, for the avoidance of doubt, the Company shall have the sole right to control the defense of such Action and the Company shall have the right to settle any such Action in its sole discretion. Buyer agrees that, in connection with any Action involving a Buyer Indemnified Party with respect to any actual or potential Trident Product Liability, it will use its good faith best efforts to seek a recovery under the Trident Insurance Policies (or any replacement policies thereof) relating thereto and further agrees that Seller shall have the right (but not the obligation) to monitor in the prosecution of such insurance coverage for Trident Product Liability. Without limiting the generality of the foregoing, upon the written request of Seller, Buyer shall provide copies of any and all correspondence sent or received by Buyer and/or the Company and/or any Affiliate thereof, any and all pleadings in connection with such Action, and advise Seller in writing of any and all electronic, written and/or verbal communications not otherwise referred to above which are material to any such Action. Notwithstanding anything contained in this Agreement, to the extent that Seller may otherwise have Liability, Seller shall have no Liability to any Buyer Indemnified Party for any Trident Product Liability and/or breach of Section 3.27(c) if Buyer fails to use its good faith best efforts to seek any insurance benefit relating thereto. If a Buyer Indemnified Party or a Seller Indemnified Party becomes aware of any Action involving any actual or potential Trident Product Liability, then Buyer or Seller, as applicable, shall promptly notify the other of such Action. Buyer hereby further agrees that it shall not (i) bring any Action against Seller with respect to any Trident Product Liability and/or a breach of Section 3.27(c), or (ii) assist any third party in bringing any Action against Seller with respect to any Trident Product Liability or breach of Section 3.27(c), unless and until in each case a court of competent jurisdiction has determined by final, binding, non-appealable judgment to affirm, uphold or otherwise not reverse the carrier’s denial of coverage under the Trident Insurance Policies.

Section 7.10         Exclusive Remedies. Subject to Section 8.11, the parties hereto acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud or willful misconduct) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in Article VI and this Article VII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in Article VI and this Article VII. Nothing in this Section 7.10 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 8.11 or to seek any remedy on account of any party’s fraudulent or intentional misconduct.

Article VIII
Miscellaneous

Section 8.01         Expenses. Except as otherwise expressly provided herein (including Section 5.08 hereof), all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 8.02         Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) one (1) Business Day after being sent to the recipient if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third (3rd) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.02):

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If to Seller:	c/o P&F Industries, Inc.
445 Broadhollow Road
Melville, NY 11747 – Suite 100
Attention: Richard B. Goodman, Esq.
General Counsel
Facsimile: (631) 773-4223
E-mail: RGoodman@pfina.com

with a copy to:	SilvermanAcampora LLP
100 Jericho Quadrangle – Suite 300
Jericho, New York 11753
Attn: Steven J. Kuperschmid, Esq.
Facsimile: (516) 479-6301

If to Buyer:	Argosy NWI Holdings, LLC
c/o Argosy Private Equity
950 W Valley Rd, Suite 2900
Wayne, PA 19087
E-mail: kirk@argosyprivateequity.com
Attention: Kirk Griswold

with a copy to:	McGuireWoods LLP
201 North Tryon Street
Suite 3000
Charlotte, NC 28202
Facsimile: (704) 444-8786
E-mail: rwhite@mcguirewoods.com
Attention: H. Ramsey White, III

Section 8.03         Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. The term “made available to Buyer” or similar phrases means, with respect to the subject document, that such document was posted in the Data Room at least three (3) Business Days before the Closing Date and such document has remained accessible to Buyer and its Representatives from such date through the Closing Date.

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Section 8.04         Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 8.05         Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible.

Section 8.06         Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 8.07         Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 8.08         No Third-party Beneficiaries. Except as provided in Section 5.04 and Article VII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.09         Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

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Section 8.10         Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)          This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b)          ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE IN EACH CASE LOCATED IN THE COUNTY OF NEW CASTLE AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.10(C).

Section 8.11         Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

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Section 8.12         Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 8.13         Non-Recourse. This Agreement may only be enforced against, and any Action based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto (and their respective successors and permitted assigns) and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future incorporator, manager, member, partner, stockholder, Affiliate or Representative of any party hereto or any of their successors or permitted assigns, shall have any Liability under this Agreement or for any Action based on, in respect of or by reason of the Transactions, other than to the extent based on, in respect of or by reason of such Person’s fraud or willful misconduct.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized countrywide hardware, inc.

By	/s/ Joseph A. Molino, Jr.
Name:	Joseph A. Molino, Jr.
Title:	Vice President

NATIONWIDE INDUSTRIES, INC.

By	/s/ Christopher J. Kliefoth
Name:	Christopher J. Kliefoth
Title:	President

ARGOSY NWI HOLDINGS, LLC

By	/s/ Kirk B. Griswold
Name:	Kirk B. Griswold
Title:	Chief Executive Officer

For purposes of Sections 5.02, 5.05, 5.09, 5.13, 5.14 and 6.08 only.

P&F INDUSTRIES, INC.

By	/s/ Joseph A. Molino, Jr.
Name:	Joseph A. Molino, Jr.
Title:	Vice President

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